UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Royal Gold, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT NOVEMBER 20, 2019 DENVER, COLORADO

THE STABILITY THAT COMES FROM CONSISTENT PERFORMANCE IS SOMETHING THAT SHAREHOLDERS EXPECT OF ROYAL GOLD AND MAINTAINING THIS STABILITY IS TOP OF MIND FOR YOUR BOARD OF DIRECTORS...

Dear Fellow Stockholders,

Fiscal 2019 was another successful year for Royal Gold, and consistent with past years, the Company delivered solid performance based on a sound strategic plan rooted in a culture of achievement. The stability that comes from consistent performance is something that shareholders expect of Royal Gold and maintaining this stability is top of mind for your Board of Directors as we work through Tony’s transition to retirement.

Tony’s retirement is well-deserved; and on behalf of the Board, employees and stockholders, I thank and congratulate Tony for his many years of dedication and uniquely successful leadership. He has set a new bar for future CEOs in our industry.

Your Board has been preparing for this succession for the past several years. We know the management team well and recognize that there is a very solid base of talent at all levels within the Company. Your Board is confident that the management team is prepared and committed to ensuring the continued success of the Company.

After a thorough search process, the Board has chosen our current Chief Financial Officer, Bill Heissenbuttel, to serve as our new President and Chief Executive Officer and as a member of the Board upon Tony’s retirement from these positions on January 2, 2020. For the past 13 years Bill has been key to the strategic development of the Company, and we are confident he will continue to execute on the formula that has made Royal Gold a success.

KEY ELEMENTS OF OUR BUSINESS STRATEGY

Business Model	Gold Focused	Growth

Royal Gold’s stream and royalty business model provides investors with a diversified portfolio of 41 producing assets without incurring many of the costs and risks associated with mine operations.	78% of Royal Gold’s revenue in fiscal 2019 was generated from gold.	Royal Gold emphasizes investment in long lived assets that we expect will provide our stockholders resource to reserve conversion upside.

2	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

CHAIRMAN’S LETTER

While this transition will change the face of the Company, I can assure you that your Board will continue to offer guidance to the Company the same way we have done over the past several years, and we will strive to maintain the culture that has fostered the Company’s success. I am excited to think about how new leadership will push the Company forward, and your Board remains committed to ensuring the attributes that allowed Royal Gold to thrive will remain intact through and after the leadership transition.

Also, you are cordially invited to join us for our 2019 Annual Meeting of Stockholders, which will be held on November 20, 2019, at 9:00 a.m. MST at the Kimpton Hotel Born, 1660 Wewatta Street, Denver, Colorado. Holders of record of our common stock on September 23, 2019 are entitled to notice of and to vote at the 2019

Annual Meeting. The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

We look forward to seeing you there, and thank you for your support.

Sincerely,

William M. Hayes
Chairman

Cautionary Note Regarding Forward-Looking Statements: This proxy statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will” and other similar words. Forward-looking statements in this proxy statement include, but are not limited to, statements regarding the management team ensuring success of the Company; continuing to execute on the formula, or maintaining a culture or any attributes, that has made the Company a success; new leadership pushing the Company forward; and the Board continuing to offer guidance to the Company. These and other forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this proxy statement can be found in the Company’s Annual Report on Form 10-K and other periodic reports on file with the SEC. The forward-looking statements speak only as of the date of this proxy statement and undue reliance should not be placed on these statements. We do not undertake to publicly update or revise any forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.

Capital Deployment	Financial Flexibility	Return to Stockholders

Royal Gold maintains a strong balance sheet that allows us to opportunistically invest at favorable times in the price cycle, often when counterparties most need financing.	Royal Gold’s unique business model allows us to source our capital efficiently with a preference to grow our business from free cash flow.	Royal Gold concentrates on margin expansion by maintaining a lean cost structure, measures success on per share metrics, and believes paying a sustainable and growing dividend is important.

www.royalgold.com	3

1660 Wynkoop Street, Suite 1000, Denver, CO 80202
Phone: 303-573-1660
www.royalgold.com

Background
DATE AND TIME Wednesday, November 20, 2019 9:00 a.m. MST
LOCATION KIMPTON HOTEL BORN 1600 Wewatta Street Denver, CO 80202

WHO CAN VOTE

You are eligible to vote at the Annual Meeting and any postponements or adjournments of the meeting if you are a holder of Royal Gold’s common stock at the close of business on September 23, 2019.

VOTING DEADLINE Proxies voted by mail, telephone, or internet must be received by 11:59 p.m. (Eastern Standard Time) on November 19, 2019.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2019 ANNUAL STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 20, 2019:

Our Notice of Annual Meeting and proxy statement, Annual Report including our Form 10-K, electronic proxy card and other materials for the Annual Meeting are available on the internet at www.proxyvote.com together with any amendments that may be made to any of these documents.

Voting Items		Board Recommendation
1	The election of the two Class II Director nominees identified in the accompanying proxy statement	FOR each Director nominee
2	The approval, on an advisory basis, of the compensation of the Named Executive Officers	FOR
3	The ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending June 30, 2020	FOR

Stockholders will also transact such other business as may be brought properly before the meeting and any and all adjournments or postponements thereof.

Voting

It is important that your shares are represented and voted at the Annual Meeting. For this reason, even if you expect to attend in person, please vote your shares as promptly as possible by telephone or by internet or by signing, dating, and returning the proxy card mailed to you if you received a paper copy of this proxy statement.

Attendance at the Annual Meeting

On the day of the Annual Meeting, you will be asked to sign in with a valid picture identification such as your driver’s license or passport. Registration and seating will begin at 8:30 a.m., and the meeting will begin at 9:00 a.m. MST.

We are mailing our “Notice of Internet Availability of Proxy Materials” to stockholders on or about October 7, 2019, containing instructions on how you can access our proxy materials online. We are also mailing a full set of our proxy materials to stockholders who previously requested paper copies of the materials. Our proxy materials can also be viewed on our website at www.royalgold.com under “Investors – Financial Reporting – All SEC Filings.”

BY ORDER OF THE BOARD OF DIRECTORS

Bruce C. Kirchhoff
Vice President, General Counsel and Secretary
October 7, 2019

4	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement before voting. For more complete information regarding the Company’s 2019 performance, you should also review the Company’s Annual Report on Form 10-K.

2019 Company Performance

Our Board of Directors and management continue demonstrating deep commitment to increasing long-term stockholder value and returning capital to stockholders, as evidenced by some of the Company’s significant achievements during fiscal year 2019:

Strong financial performance with revenue of $423 million and operating cash flow of $253 million on robust production volume of 335,000 Gold Equivalent Ounces (“GEOs”), which are calculated as the Company’s reported revenue divided by the average gold price for the same period.	Record $67.5 million (26.7% of operating cash flow) returned to stockholders as dividends during calendar year 2019, representing a 6% increase over the dividend per share paid for calendar year 2018. The Company has paid a dividend since calendar 2000 and has increased it in each of the last 19 years.

Strengthened balance sheet and repaid in full $370 million of outstanding principal and interest on our 2019 convertible notes	Maintained available liquidity of approximately $900 million as of June 30, 2019	Added high-quality and long-life silver stream on Khoemacau Project

Leadership Transition

On May 1, 2019, we announced that our President and Chief Executive Officer, Tony Jensen, intends to retire before March 31, 2020. The Board of Directors and its Compensation, Nominating and Governance Committee (“CNG Committee”) commenced a comprehensive search for the best-qualified successor to Mr. Jensen. Working with a major recruiting firm, the CNG Committee identified, reviewed, and refined a diverse field of candidates, interviewed a number of them, and ultimately recommended to the Board one candidate to succeed Mr. Jensen. On September 30, 2019, we announced that Bill Heissenbuttel, currently our Chief Financial Officer and Vice President Strategy, will succeed Mr. Jensen as President and Chief Executive Officer and as a Class I Director when Mr. Jensen resigns from those positions effective January 2, 2020. Mr. Heissenbuttel will serve as a Class I Director with a term ending in November 2021.

For more information about Royal Gold’s Board and management succession planning, see “Board Succession, Recruitment, Nomination and Succession” and “Management Succession Planning” on page 24.

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PROXY SUMMARY

PROPOSAL 1 ELECTION OF TWO CLASS II DIRECTOR NOMINEES
The Board recommends you vote FOR each Director Nominee page 14 ►

Class II Director Nominees to Serve until the 2022 Annual Meeting

Our Board of Directors is comprised of seven members divided into three classes, with each class serving a term of three years. The following table summarizes important information about each Director nominee standing for re-election to the Board for a three-year term expiring in 2022.

William M. Hayes, 74 Independent Director since 2008 Chairman of the Board of Directors since 2014 Chairman of the Audit and Finance Committee Retired Mining Executive

EXPERIENCE AND QUALIFICATIONS
●Audit Committee Financial Expert
●Public company board service
●CFO/administration and operations
●Industry association participation
●Corporate governance
●Finance
●Business development and marketing
●International business
●Leadership
●Reputation in the industry
●Risk management

Ronald J. Vance, 67 Independent Director since 2013 Chairman of the Compensation, Nominating and Governance Committee Retired Mining Executive

EXPERIENCE AND QUALIFICATIONS
●Public company board service
●Business development and marketing
●Corporate governance
●Finance
●Industry association participation
●International business
●Leadership
●Reputation in the industry
●Risk management

6	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROXY SUMMARY

Our Continuing Directors

CLASS I DIRECTORS (TERM EXPIRES 2021)

			Director Since			Board Committees
Director		Age		Current Position	Independent	AF	CNG
	Tony Jensen	57	2004	President and CEO of Royal Gold, Inc.
	Jamie C. Sokalsky	62	2015	Retired Mining Executive
CLASS III DIRECTORS (TERM EXPIRES 2020)
	C. Kevin McArthur	64	2014	Retired Mining Executive
	Christopher M.T. Thompson	71	2014	Retired Mining Executive
	Sybil E. Veenman	56	2017	Retired Mining Executive

Member

Qualities of Royal Gold’s Board of Directors

INDEPENDENCE	AVERAGE DIRECTOR TENURE	AVERAGE DIRECTOR SERVICE
All Directors other than our CEO are Independent.	The average tenure of our Independent Directors’ service on our Board of Directors is approximately 6 years.	The average service of Independent Directors on outside public company boards is approximately one board.

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PROXY SUMMARY

Director Qualifications and Experience

We nominated and stockholders elected five new independent directors in the past six years, including: two financial experts, three former CEO’s, one mining engineer, and one legal expert. One of the new independent directors is female. Their qualifications enhanced the experience and skills of our Board.

Director Qualifications and Experience	William M. Hayes	Tony A. Jensen	C. Kevin McArthur	Jamie C. Sokalsky	Christopher M.T. Thompson	Ronald J. Vance	Sybil E. Veenman
Audit Committee Financial Expert
Board Service on Public Companies
Business Development and Marketing
CEO/CFO Experience
Corporate Governance Experience
Finance Experience
Geology and Mining Engineering
Industry and Mining Experience
Industry Association Participation
International Business Experience
Leadership Experience
Legal and Compliance Experience
Reputation in the Industry
Risk Management

Corporate Governance Best Practices Highlights

CORPORATE GOVERNANCE PRACTICES DESIGNED TO PROTECT AND PROMOTE LONG-TERM VALUE
●Separate CEO and Chairman
●Independent Directors appoint Lead Independent Director if Chairman is not independent
●Six of seven Directors are independent, including the Board Chairman and all Committee members
●All Audit and Finance Committee members deemed Financial Experts
●Majority voting required in uncontested Director elections
●Significant Board refreshment over recent years
●Average Director service on outside public company boards is approximately one board

●Thorough on-boarding program
●Annual Director education program; quarterly regulatory and governance updates
●Director retirement policy
●Annual self-assessments
●Robust Director and management succession planning processes
●Frequent Executive Sessions of the Board and Committees
●Annual review of governing policies and charters and compliance with them
●Quarterly review of robust Enterprise Risk Management and Cybersecurity Programs
●Environmental, Social Responsibility and Governance Policy

●Significant Director and executive officer stockholding requirements
●Active annual stockholder engagement
●Majority of executive officer compensation is variable and linked to Company performance
●Annual advisory Say-on-Pay vote
●Insider trading policy certifications by all Directors and executive officers
●No perquisites and no tax gross-ups
●No stock option re-pricing without stockholder approval
●Policies against hedging or pledging Company stock
●Strong Code of Ethics and Whistleblower program
●Comprehensive Diversity Policy

8	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROXY SUMMARY

PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board recommends you vote FOR this proposal page 33 ►

2019 Compensation Framework

The Company’s total direct executive compensation program includes base salary, a short-term cash incentive, long-term equity incentive awards, and a small amount of fixed benefits. The majority of target compensation (78% of CEO pay and 67% of other NEO pay) is offered in variable pay, with an emphasis on long-term equity to best align our executives’ interests with our stockholders’ interests:

www.royalgold.com	9

PROXY SUMMARY

Pay for Performance Alignment

These Short- and Long-Term Incentive Performance Measures	Are Designed to Promote Achievement of these Elements of our Business Strategy	For Fiscal Year 2019, this Level of Achievement	Produced this Level of Short- and Long-Term Incentive Award or Vesting

OCF v GDX Constituents	Financial flexibility and discipline; capital deployment	185% of target opportunity	Short term incentive awards were made slightly above the mid-point of each NEO’s short-term incentive range.
Net GEO Production	Gold-focused; capital deployment	88% of target opportunity
Cost Containment	Financial flexibility and discipline	160% of target opportunity
Capital Deployment	Capital deployment	89% of target opportunity
Peak Gold JV	Growth	25% of target opportunity
Financial Strength	Financial flexibility and discipline	100% of target opportunity
Voisey’s Bay Litigation	Growth; asset protection	100% of target opportunity
Individual Performance	Management development; succession planning	Variable by NEO
ISO/SARs	Return to stockholders
Restricted Stock	Retention of quality management	>$260M Net Revenue	Permits vesting of restricted stock awarded for FY 2019, subject to service requirement.
Performance Stock-GEO Shares	Growth	279,406 Net GEOs	Actual Net GEOs did not meet condition for vesting; no GEO Shares vested.
Performance Stock-TSR Shares	Return to stockholders	11.7% 1-Year TSR, 47th Percentile; 42.3% 3-Year TSR, 89th Percentile	1-Year TSR Percentile did not meet condition for vesting, and no 1-Year TSR Shares vested. 3-Year TSR Shares vested between target and maximum.

See detailed discussion of short-term and long-term incentive Performance Measures, awards and vesting at pages 39-43.

10	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROXY SUMMARY

Compensation Best Practices

We designed our executive compensation plan and practices to align with governance best practices and the best interests of our stockholders. The following are representative practices we do and do not employ:

WE DO	WE DON’T
✓Pay for Performance: 78% of our CEO’s and 67% of our other NEOs’ total direct compensation for fiscal year 2019 was variable and not guaranteed
✓Use multiple Performance Measures for both short- and long-term incentive programs
✓Use challenging short- and long-term goals focused on growth and long-term returns
✓Establish target and maximum awards in short- and long-term incentive programs
✓Use a formulaic scorecard to determine short-term incentives
✓Use a peer group of gold-focused companies to benchmark performance and compensation levels
✓Target NEO direct compensation at the mean of our peer group
✓Require executive officers to meet robust stock ownership guidelines so their interests align with our stockholders
✓Apply a “double trigger” to vesting equity awards in the event of a change-in-control. Vesting is accelerated upon a change-in-control if the executive is terminated under certain circumstances or if the acquiror does not assume the awards
✓Engage annually with stockholders
✓Continually monitor our executive compensation program to assess and mitigate compensation-related risks
✓Maintain independence of the CNG Committee; the independent compensation consultant reports directly to the CNG Committee

✕Guarantee salary increases, annual short-term incentive payments, or long-term incentive opportunities
✕Provide perquisites or other special benefits
✕Permit re-pricing of stock options without stockholder approval
✕Provide for excise tax gross-ups of any kind, including for change-in-control payments
✕Permit executive officers or Directors to hedge or pledge Royal Gold stock
✕Maintain a defined benefit pension plan or any special executive retirement plans

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PROXY SUMMARY

Compensation of Named Executive Officers

Stockholders are asked to approve, on an advisory basis, the compensation of our Named Executive Officers (“NEOs”). The following table summarizes the potential target compensation package for fiscal year 2019 for each NEO. Please see the Summary Compensation Table and accompanying footnotes beginning on page 48 of this proxy statement for more information.

Name and Principal Position	Salary (US$)	Non-Equity Incentive Plan Compensation (US$)	Stock and Option Awards (US$)	All Other Compensation (US$)	Total (US$)
Tony Jensen	800,000	900,000	2,141,049	33,939	3,874,988
President and Chief Executive Officer
William Heissenbuttel	502,000	432,000	817,930	32,784	1,784,714
Chief Financial Officer and Vice President Strategy
Daniel Breeze(1)	350,000	151,000	314,313	17,119	832,432
Vice President Corporate Development, RGLD Gold AG
Mark Isto(2)	430,000	366,000	705,722	33,387	1,535,109
Vice President Operations, Royal Gold Corporation
Bruce C. Kirchhoff	414,000	355,000	584,403	32,686	1,386,089
Vice President, General Counsel and Secretary
(1)	Mr. Breeze was not considered a Named Executive Officer until January 1, 2019. Mr. Breeze’s salary and non-equity incentive plan compensation are paid in Swiss Francs (“CHF”). The amounts shown are the United States Dollar (“USD”) equivalent. The CHF to USD conversion rate for fiscal year 2019 salary and non-equity incentive paid compensation was 1.00, based on the average foreign exchange (“FX”) rates for the period January 1, 2019 through July 31, 2019.
(2)	Mr. Isto’s salary and non-equity incentive plan compensation are paid in Canadian Dollars (“CAD”). The amounts shown are the USD equivalent. The CAD to USD conversion rate for fiscal year 2019 salary and non-equity incentive paid compensation was 0.76, based on the average 30-day FX rates for the period ending July 31, 2018 (salary) and July 31, 2019 (non-equity incentive plan compensation).

PROPOSAL 3 RATIFICATION OF ERNST & YOUNG LLP AS AUDITOR FOR 2020
The Board recommends you vote FOR this proposal page 56 ►

The ratification of the appointment of Ernst & Young LLP is submitted to the stockholders because the AF Committee and the Board of Directors believe this to be good corporate practice. Should the stockholders fail to ratify this appointment, the AF Committee will take the voting results under consideration.

12	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

4	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

5	PROXY SUMMARY

PROPOSAL 1
14	ELECTION OF CLASS II DIRECTORS

15	Board of Directors

23	The Board’s Role and Responsibilities

26	Board Structure

29	Board Practices, Processes and Policies

31	Director Compensation

PROPOSAL 2
33	ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

33	Compensation, Nominating and Governance Committee Report

34	Compensation Discussion and Analysis

34	Executive Summary

39	Three Elements of Total Direct Compensation

44	Annual Compensation Process

46	Key Compensation Policies and Practices

48	Executive Compensation Tables

55	Other Compensation Matters

PROPOSAL 3
56	RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITORS FOR 2020

57	Audit and Finance Committee Report

58	STOCK OWNERSHIP INFORMATION

58	Security Ownership of Certain Beneficial Owners and Management

59	Equity Compensation Plan Information

60	OTHER INFORMATION

60	Other Business

60	Stockholder Proposals for the 2020 Annual Meeting

60	Annual Report on Form 10-K

60	Stockholders Entitled to Vote as of Record Date

60	Internet Availability of Proxy Materials

61	Voting your Shares

61	Revocation of Proxy or Voting Instruction Form

61	Quorum and Votes Required to Approve Proposals

62	Tabulation of Votes

62	Solicitation Costs

62	Eliminating Duplicate Mailings

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PROPOSAL 1 ELECTION OF CLASS II DIRECTORS
The Board of Directors unanimously recommends a vote FOR each of the Class II Director Nominees

The Company’s Board of Directors consists of three classes of Directors, with each class of Directors serving for a three-year term and until their successors are duly elected and qualified. The Company’s current Class I Directors are Messrs. Jensen and Sokalsky; the Class II Directors, who are standing for re-election at the 2019 Annual Meeting, are Messrs. Hayes and Vance; and the Class III Directors are Ms. Veenman and Messrs. McArthur and Thompson.

As previously disclosed and noted above, the Board of Directors appointed Bill Heissenbuttel as the Company’s President and Chief Executive Officer effective January 2, 2020, at which time Mr. Heissenbuttel will join the Board as a Class I Director.

If the proxy is properly completed and received in time for the Annual Meeting, and if the proxy does not indicate otherwise, the represented shares will be voted “FOR” William M. Hayes and Ronald J. Vance. If any nominee for election as a Class II Director should refuse or be unable to serve (an event that is not anticipated), the proxy will be voted for a substitute nominee designated by the Board of Directors. Each Class II Director elected shall serve until the 2022 Annual Meeting or until his successor is elected and qualified.

Vote Required for Approval

The Company’s Amended and Restated Bylaws (“Bylaws”) require that each Director be elected by the majority of votes cast at a meeting at which a quorum is present with respect to such Director in uncontested elections. This means that the number of shares voted “FOR” a Director nominee must exceed the votes cast “AGAINST” that Director nominee. In a contested election (where the number of nominees exceeds the number of Directors to be elected), the standard for election of Directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. This year’s election is expected to be an uncontested election, and the majority vote standard will apply.

If a nominee who is serving as a Director is not elected at the Annual Meeting, Delaware law provides that the Director would continue to serve on the Board as a “holdover Director.” Under the Company’s Bylaws, each Director nominee who is serving as a Director has submitted a conditional resignation that becomes effective if such Director is not elected and the Board accepts the resignation. In that situation, the CNG Committee would make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether to take other action. The Board of Directors will act on the CNG Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Absent a determination by the Board that it is in the best interest of the Company for a Director who fails to be elected to remain on the Board, the Board will accept the resignation. The Director who tenders his or her resignation will not participate in the decision of the Board of Directors. If a nominee who was not already serving as a Director fails to receive a majority of votes cast with respect to his or her election at the Annual Meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover Director.” Each of the Class II Director nominees are currently serving on the Board of Directors.

Information concerning the nominees for election as Directors is set forth below under “Board of Directors.”

14	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 1

Board of Directors

Board Composition and Qualification

The CNG Committee is focused on maintaining a Board with skills and experiences that are aligned with the Company’s strategic priorities. Each Board member is expected to contribute his/her distinct perspective to promote the best interests of the Company and its stakeholders. As part of its annual Board and Committee assessment, the CNG Committee asks Board members what competencies and attributes they consider to be responsive to the upcoming needs of the Company and what, if any, competencies and attributes they seek to incorporate to broaden the Board’s capabilities. These responses are used to select nominees to the Board. The following alphabetical list describes competencies that the Board presently deems desirable to ensure it is aligned with the Company’s strategic priorities.

Audit Committee Financial Expert

All members of the AF Committee are Audit Committee Financial Experts. This experience ensures our directors understand, advise on and oversee our capital structure, finance and investing activities, as well as our financial reporting and internal controls.

Board Service at Public Companies

Service on the boards and board committees of other public companies provides additional understanding of corporate governance practices and trends and further insight into board management, including relations between the board, the CEO, and senior management, agenda setting and succession planning.

Business Development and Marketing

Prior responsibilities for “growing the business” and experience making strategic decisions are critical to the oversight of our business, including the assessment and development of our core business strategy, planning and marketing.

CEO/CFO Experience

Experience serving as CEO, CFO or other C-Level executive and the hands-on leadership experience that comes with it is valuable to unique organizations like Royal Gold in core management areas such as preparation and adherence to budgets, strategic planning, financial reporting, compliance, and risk management.

Corporate Governance Experience	A deep understanding of the board’s duties and responsibilities to all stakeholders enhances board effectiveness and ensures independent oversight that is aligned with stockholder interest.
Finance Experience

A strong understanding of accounting and finance is important for ensuring the integrity of our financial reporting, critically evaluating our performance, and ensuring our ability to grow the Company’s stream and royalty portfolio. Our Directors have a wealth of accounting, financial reporting, and corporate finance experience.

Geology and Mining Engineering	As a company that evaluates, acquires, and manages precious metal stream and royalty interests, we seek directors with knowledge and experience in geology and mining engineering.
Industry and Mining Experience

Experience in mine operations, mine finance and the mining industry generally, gives valuable insight into the operational and financial issues facing our existing and potential future stream and royalty counterparties.

Industry Association Participation

Many of our Directors are or have been active members of global, national and regional mining industry associations including World Gold Council, National Mining Association, Nevada Mining Association, and others giving them exposure to trends in the industry and continued visibility to decision-makers at global mining companies.

International Business Experience	All our Directors have served as executives in global mining organizations, which we consider crucial to Royal Gold’s continued ability to grow its business globally.
Leadership Experience

Skills developed from senior positions in numerous organizations leading operational, technical, business development, accounting, finance, legal, and other teams are passed on to the Company’s management to foster talent growth among the current and next generation of Company leadership.

Legal and Compliance Experience

We value a board that possesses a broad range of legal skills, including regulatory matters, policy and procedure formulation, litigation and dispute resolution, negotiation, communication, compliance, Environmental, Social and Governance matters, and board duties and function.

Reputation in the Industry	All of our Directors are well-known and held in the highest regard in our industry.
Risk Management

In light of the Board’s role in risk oversight, we have recruited Directors who can support management in recognizing, managing, and mitigating such key risks as cybersecurity, regulatory compliance, competition, finance and financial reporting, brand integrity, talent development and succession planning.

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PROPOSAL 1

Qualities of Royal Gold’s Board of Directors

INDEPENDENCE	AVERAGE BOARD TENURE	AVERAGE DIRECTOR SERVICE
All Directors other than the CEO are independent.	The average tenure of our Independent Directors’ service on our Board of Directors is approximately 6 years.	The average service of our Independent Directors on outside public company boards is approximately one board.

Our Board of Directors

Below, we provide the names, position with the Company, periods of service and experience of the Company’s Directors. The qualifications and experience of our Directors are also summarized on page 8.

Our Director Nominees

WILLIAM M. HAYES, 74

Class II Director Nominee (Term expires 2019)
Chairman since 2014
Director since 2008
Independent
Chairman of the Audit and Finance Committee
Audit Committee Financial Expert
Mr. Hayes served as a Director on Antofagasta PLC’s Board from 2006-2019, where he held positions as the Senior Independent Director, Audit Committee Chair, and a member of the Safety and Sustainability Committee. He has served as the Chairman of the Board of Tethyan Copper Company since 2007. Mr. Hayes has over 30 years of progressive experience focused on mining. Mr. Hayes retired from Placer Dome Inc., where he served as Executive Vice President for Project Development and Corporate Affairs from 2004-2006, and previously served as Executive Vice President for USA and Latin America from 2000-2004, and Executive Vice President for Latin America from 1994-2000. Mr. Hayes also worked as an executive, including as a Chief Financial Officer, for various mining operations in Latin America since 1988.

QUALIFICATIONS AND EXPERIENCE
Board Service Previously served as a director and member of the Safety and Sustainability Committee at Antofagasta PLC.

Leadership, Finance and International Business Experience
●The Board of Directors determined that Mr. Hayes is an Audit Committee Financial Expert.
●Prior service as Executive Vice President for U.S. and Latin America, Placer Dome; Executive Vice President, Project Development and Corporate Relations, Placer Dome; Vice President and Treasurer, Placer Dome; and Regional Treasurer and Controller, Exxon Minerals.

Industry Association Participation Previously served as President of the Mining Council in Chile and President of the Gold Institute in Washington, D.C.
Mining Experience Previously responsible for six operating mines in Chile and the U.S., and five development projects in the U.S., Chile, Dominican Republic and Africa.
Business Development and Marketing Extensive experience in project development and corporate affairs.
Compensation and Corporate Governance Member of Compensation Committee and Nominating and Governance Committee of Antofagasta PLC

16	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 1

RONALD J. VANCE, 67

Class II Director Nominee (Term expires 2019)
Director since 2013
Independent
Chairman of the Compensation, Nominating & Governance Committee
Mr. Vance served as the Chairman of the Board of Southern Peaks Mining L.P. in 2018. Mr. Vance has over 40 years of experience in mining and corporate development. Mr. Vance retired from Teck Resources where he served as Senior Vice President, Corporate Development from 2006-2014. Prior to joining Teck Resources, Mr. Vance worked as Managing Director of Rothschild (Denver) Inc. from 1991-2000 and as Managing Director/Senior Advisor of Rothschild Inc. from 2000-2005.

QUALIFICATIONS AND EXPERIENCE

Finance and International Business Experience
●Expertise in capital markets, finance, and mergers and acquisitions in the mining industry.
●Expertise in managing the generation, negotiation, and execution of complex, large-scale transactions.
●Experience building strategic commercial relationships with a broad range of international companies and developing and executing corporate and structured financing arrangements.

Industry and Mining Experience More than 30 years of executive experience in the mining industry.
Business Development and Marketing Extensive experience in corporate development, strategic planning, project development, and marketing of precious metals.
Industry Association Participation Past Director of the Gold Institute and World Gold Council; past member of Denver Gold Group and various trade association committees.

www.royalgold.com	17

PROPOSAL 1

Our Continuing Directors

TONY A. JENSEN, 57

Class I Director (Term expires 2021)
President and Chief Executive Officer
Director since 2004
Non-Independent
Tony Jensen has over thirty-five years of progressive business experience focused in the mining and finance industries, including eighteen years with the Placer Dome group of companies and sixteen years with Royal Gold, Inc.

Mr. Jensen’s background is anchored in operational experience gained in the United States and Chile, where he occupied senior management positions. This operational experience is balanced by corporate administrative, finance, business development, and mergers and acquisition experience in various roles with Royal Gold and Placer Dome in San Francisco, California, Santiago, Chile, and Denver, Colorado.

Mr. Jensen is currently President and Chief Executive Officer of Royal Gold, Inc. but has announced his retirement from his positions as Class I Director and President and Chief Executive Officer effective January 2, 2020. He served as a Director of Golden Star Resources from 2012 to 2017.

QUALIFICATIONS AND EXPERIENCE

Board, Corporate Governance and Industry Association Participation
Previously served as a director of Golden Star Resources Ltd. and member of its audit and corporate responsibility committees, director of the National Mining Association (“NMA”) and a member of the NMA finance committee, director of the World Gold Council and member of the nominations committee and previously Chairman of the compensation committee, prior Chairman and member of the Industrial Advisory Board and current member of the University Advisory Board of the South Dakota School of Mines and Technology.

Leadership Experience
Extensive operations, corporate, and executive experience managing professional teams and large work forces with Placer Dome, and current corporate and executive experience as President and CEO of Royal Gold.

Finance Experience
Current member of NMA’s Finance Committee and past member of Golden Star’s Audit Committee. Prior experience as Director, Finance and Strategic Growth, and Treasurer of Placer Dome Latin America. Experience raising capital in the debt and equity markets for Royal Gold.

Industry, Mining, and International Business Experience
Active board memberships noted above, prior Chairman and Director of the Nevada Mining Association, Director of the Colorado Mining Association, and member of the University of Colorado Center for Commodities Advisory Board, as well as extensive industry, mining, acquisition, and international business experience through various roles with Royal Gold and Placer Dome, including a foreign assignment in Chile from 1995 to 1999.

Geology and Mining Engineering Experienced mine engineer, operations supervisor, and mine general manager; Bachelor of Science degree in Mining Engineering from South Dakota School of Mines.

Operations
Prior domestic and international experience as mine engineer, operations supervisor, and mine general manager while based at three mining operations for Placer Dome, as well as exploration, review, development and acquisition assignments at various other operations and properties.

Business Development and Marketing Extensive experience in corporate development for Royal Gold and Placer Dome.
Compensation and Corporate Governance Previous Chairman of the World Gold Council Compensation Committee and overall responsibility for Royal Gold compensation program.

18	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 1

C. KEVIN McARTHUR, 64

Class III Director (Term expires 2020)
Director since 2014
Independent
Compensation, Nominating and Governance Committee Member
Mr. McArthur currently serves as a Director on the Boards of Pan American Silver Corp. (Nasdaq: PAAS) and Boart Longyear Limited (ASX: BLY), where he has served as Chairman of the Board since September 1, 2019. Mr. McArthur has over 25 years of progressive experience focused on mining. Mr. McArthur retired from Tahoe Resources Inc. where he served as a Director and its CEO from 2009-2015 and as its Executive Chairman from 2015-2019. Prior to joining Tahoe Resources, Mr. McArthur was the President and CEO of Glamis Gold Ltd. from 1996 until 2006 when it was purchased by Goldcorp Inc., where Mr. MacArthur served as President, CEO, and Director until his retirement in 2008.

QUALIFICATIONS AND EXPERIENCE

Board Service, Compensation and Corporate Governance Experience
Director of Pan American Silver Corp. and Boart Longyear Limited, and a past director of Tahoe Resources, Goldcorp, Glamis Gold, Consolidated Thompson, Cloud Peak and Pembrook. Prior Board assignments included serving as the Chairman of: the Pembrook audit committee, the Pembrook and Consolidated Thompson governance committees, the Cloud Peak health, safety, environment and communities committee and the Consolidated Thompson special committee during an M&A transaction, as well as serving on the Pembrook and Consolidated Thompson compensation committees and the Cloud Peak governance and nominating committees.

Leadership Service
Extensive experience as a president and CEO of international mining companies since 1998. He founded and was Executive Chair and a director until 2019, and also served as President and CEO of Tahoe. He served as President, CEO and a director of Goldcorp; President and CEO of Glamis Gold, and as a director of Consolidated Thompson, Cloud Peak and Pembrook.

Industry, Mining, and International Business Experience
More than 20 years of CEO experience in the mining business; over 38 years of operational, senior management and executive experience in the mining industry, including mine financing, mine construction and operations, mining engineering and mergers and acquisitions through various roles in projects and the executive management of operations in Chile, Spain, Canada, Mexico, Honduras, Guatemala, Peru, Argentina and Panama.

Geology and Mining Engineering
Experience with mine construction and operation, mining engineering, and as a mine general manager. Bachelor of Science degree in Mining Engineering from University of Nevada.

Operations Many years of direct operations experience in Nevada, Alaska, and California. Includes nine years in a variety of mine operations positions and ten years as mine general manager.
Business Development and Marketing Extensive experience in corporate development for Tahoe, Goldcorp and Glamis Gold.

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PROPOSAL 1

JAMIE C. SOKALSKY, 62

Class I Director (Term expires 2021)
Director since 2015
Independent
Audit and Finance Committee Member
Audit Committee Financial Expert
Mr. Sokalsky has served as the Chairman of Probe Metals, Inc. (TSX-V: PRB) since 2016 and as a Director of Agnico-Eagle Mines Ltd. (NYSE: AEM) since 2015. Mr. Sokalsky has over 25 years of progressive experience in the mining industry, starting in 1993 as the Treasurer and Vice President at Barrick Gold Corporation (“Barrick”), where he served as Chief Financial Officer from 1999-2012, and as CEO and President and as a Director from 2012-2014. From 2014-2016, Mr. Sokalsky served as a Chairman of the Board of Probe Mines Limited, and from 2015-2018 as a Director of Pengrowth Energy Corporation (NYSE: PGH). From 2017-2018, Mr. Sokalsky served as a Vice President of Angus Ventures Inc. (TSX-V: Gus.P).

QUALIFICATIONS AND EXPERIENCE

Board Service and Compensation Experience
Member of the board of directors of Agnico-Eagle and is Chairman of the board and compensation committee of Probe Metals. Mr. Sokalsky is a past director of Pengrowth Energy Corporation and the World Gold Council and a past member of the International Council on Mining and Metals.

Leadership Experience
Over 30 years of senior executive experience in finance, capital markets, corporate strategy, project development, acquisitions and divestitures, including extensive board, CEO and CFO experience with international mining organizations, and board experience serving as a director for seven public companies, five of which were precious metals mining companies.

International Mining Experience More than 20 years experience in international gold mining, encompassing strategy, finance, operations and investment.

Finance Experience
●The Board of Directors determined that Mr. Sokalsky is an Audit Committee Financial Expert.
●Extensive finance experience as treasurer and subsequently CFO of Barrick.
●Chartered Professional Accountant designation.

Business Development and Marketing Extensive experience in corporate development for Barrick.

20	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 1

CHRISTOPHER M.T. THOMPSON, 71

Class III Director (Term expires 2020)
Director since 2014
Independent
Audit and Finance Committee Member
Audit Committee Financial Expert
Mr. Thompson has served as a Director of Jacobs Engineering Group Inc. (NYSE: JEC) since 2012. He has over 25 years of progressive experience in the mining industry. Mr. Thompson also served on the Board of Directors of Teck Resources Limited from 2003-2014 and as the Chairman of Golden Star Resources from 2010-2015. Mr. Thompson served as the Chairman and CEO of Gold Fields Limited from 1998-2002 and as its Chairman until 2005.

QUALIFICATIONS AND EXPERIENCE

Board and Committee Experience
Currently a member of the Audit and Finance Committee and a Director of Royal Gold. Also currently serves as Lead Independent director of Jacobs Engineering and a former member of the Audit and Compensation Committee thereof. Mr. Thompson is also a former member of the Colorado School of Mines Foundation Board of Governors. Previously, he served as a director and member of the executive, nominating, compensation, audit and reserve committees of Teck Resources and Chairman and a member of the audit and compensation committees of Golden Star, and he served as Chairman of Gold Fields Limited and was Chairman of the World Gold Council.

Leadership Experience Extensive board and CEO experience with international mining organizations since 1985 and board experience serving as a director for over 25 public gold mining companies.
International Mining Experience More than 40 years’ experience in international gold-producing operations, gold mining investment and venture capital.

Finance Experience
●The Board of Directors determined that Mr. Thompson is an Audit Committee Financial Expert.
●Extensive experience evaluating new mining projects; member of the audit committee for Jacobs Engineering; founder and CEO of Castle Group which managed three venture capital funds that employed various structures, including royalties, to finance development of new gold mines.

Business Development and Marketing Extensive experience in corporate development for Gold Fields, Castle Group and numerous board positions.

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PROPOSAL 1

SYBIL E. VEENMAN, 56

Class III Director (Term expires 2020)
Director since 2017
Independent
Compensation, Nominating and Governance Committee Member
Ms. Veenman has served as a Director of NexGen Energy Ltd. (NYSE: NXE) since August 2018; IAMGOLD Corporation (NYSE: AG) since 2015; and Noront Resources Ltd. (TSX-V: NOT) since 2015. Ms. Veenman has over 25 years of progressive experience in the mining industry. She served in various officer positions from 1994 to 2010 and as General Counsel and a member of the Executive Leadership Team of Barrick from 2010-2014.

QUALIFICATIONS AND EXPERIENCE
Board Service Currently a member of the CNG Committee and a Director of Royal Gold. Independent Director of IAMGOLD, NexGen Energy Ltd, and Noront Resources Ltd.

Corporate Governance
Chair of Nominating and Corporate Governance Committee of IAMGOLD and Chair of Compensation, Governance and Nominating Committee of Noront; member of the Compensation Committee and Governance Committee of NexGen Energy; completed Institute of Corporate Directors, Director Education Program and achieved ICD.D designation from the Institute; played key role in review and restructuring of governance practices and policies at Barrick following adoption of Sarbanes-Oxley Act.

Industry, Mining and International Experience
More than 20 years of experience with international gold mining company with large portfolio of operating mines, development projects and exploration properties across five continents.

Leadership Experience Served as member of Executive Leadership Team of Barrick; General Counsel of Barrick, heading global legal department comprised of approximately 35 lawyers in 11 countries.

Legal, Risk and Compliance
Previously General Counsel of Barrick, heading global legal department, with responsibility for managing overall legal affairs of the company including: legal support of mergers and acquisitions, debt and equity financings; management of litigation; development and oversight of key compliance policies and programs; and engaged in private practice with a focus on corporate/commercial, mergers and acquisitions and securities. Joint oversight responsibility for enterprise risk management, security/ asset protection and community, health, environment, safety and security audit functions at Barrick.

Reputation in the Industry Over 20 years of experience with major international mining company.

22	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 1

Director Independence

The Board of Directors determined that each Director, except for Mr. Jensen, who has served as the President and CEO of the Company since 2006, is “independent” under the listing standards of the Nasdaq Stock Exchange (“Nasdaq”). The Board of Directors also determined that the Directors designated as “independent” have no relationship with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a Director.

The Board’s Role and Responsibilities

The Board is elected by stockholders to oversee management and assure that stockholders’ long-term interests are being served. A significant portion of the Board’s oversight responsibility is carried out through its standing Committees, the AF Committee and the CNG Committee. All Committee members satisfy the Nasdaq and SEC definitions of Independent Director. Each Committee meets regularly throughout the year, reports its actions to the Board, receives reports from senior management, and evaluates its performance annually. Each Committee is authorized to retain outside advisors.

Board Oversight of Risk Management

The Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Every member of the Board has experience with risk management at the enterprise level. The Board also oversees a robust enterprise risk management program designed to identify, define, manage and, when necessary, mitigate risks confronting the Company. The Board of Directors relies on members of management to supervise day-to-day risk management. Management reports directly to the Board and certain Board Committees on such matters, as appropriate.

BOARD OF DIRECTORS Our Board and each Committee oversees various aspects of enterprise risk

AUDIT AND FINANCE COMMITTEE ●Integrity of Financial Statements and Internal Controls ●Audit and Accounting Risk ●Cybersecurity Risk ●Compliance Risk ●Capital Structure

COMPENSATION, NOMINATING &
GOVERNANCE COMMITTEE

●Regulatory Risks; Governance Guidelines
●Board Organization, Membership and Structure Risk
●Governance Risk
●Management and Director Succession
●Executive Compensation Program Risk

MANAGEMENT Our Enterprise Risk Management Program is administered, reviewed, and updated by management on an ongoing basis, and reviewed by the Board of Directors quarterly

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PROPOSAL 1

Board Succession, Recruitment, Nomination, and Election

1	Succession Planning

The CNG Committee considers the current and long-term needs of our evolving business and seeks potential Director candidates in light of emerging needs, current Board structure, tenure, skills, diversity and experience.

2	Identify Candidates

The CNG Committee identifies a pool of qualified and diverse Director candidates through a robust search process, which may include an independent search firm, and assesses candidates’ skills, experience and background. Among other qualifications, the CNG Committee considers:

●Experience in mining and mine finance
●Diversity
●Integrity and perspective
●Broad business judgment and leadership skills
●Areas of expertise
●Personal qualities and reputation in the business community
●Ability and willingness to commit adequate time to Board and Committee duties

3	In-depth Review and Interview Process	Potential Director candidates are interviewed by the Chairman, President and CEO, and members of the CNG Committee.
4	Decision and Nomination	The CNG Committee recommends, and the full Board selects, nominees that are best qualified to serve the interests of the Company and its stockholders.
5	Election	If nominees are approved by the Board, stockholders consider the nominees for election to the Board. In most cases, Directors serve three-year terms.
Results

Five new independent directors were appointed in the past six years, including: two financial experts, three former CEO’s, one mining engineer, and one legal expert. One of the new independent directors is female.

Conditional Resignation Policies

Under the Company’s Bylaws, each Director is required to execute a “conditional resignation” providing that such resignation shall be effective in the event (i) the Director fails to be elected at any annual meeting of the stockholders at which he or she stands for election or re-election, and (ii) the Board notifies the Director or publicly announces that it accepted the resignation. A majority of the disinterested Directors has discretion whether to accept or reject the Director’s resignation.

Under the Company’s Board of Directors’ Governance Guidelines, any Director reaching the age of 72 must submit a written offer of resignation. A majority of the disinterested Directors has discretion to accept or reject such offers of resignation, which will be considered annually for so long as the affected Director remains in office. During fiscal year 2019, the offer of resignation previously submitted by Mr. Hayes was reviewed but was not accepted by the disinterested Directors.

Under the Company’s Code of Business Conduct and Ethics, any Director who experiences a change in his or her principal occupation must submit a written offer of resignation. A majority of the disinterested Directors has discretion to accept or reject such offers of resignation. During fiscal year 2019, Mr. McArthur submitted a written offer to resign as a Director upon his resignation as Executive Chair of Tahoe Resources Inc. following the merger of Tahoe and Pan American Silver Corp. The disinterested Directors rejected Mr. McArthur’s offer.

Management Succession Planning

One of the primary responsibilities of the Board and management is to ensure that the Company has qualified leadership possessing the appropriate knowledge, experience and skills to successfully execute its business and strategic plans. Management is actively engaged in leadership development, including regular discussions concerning the development and retention of critical talent to promote future success, and the creation of opportunities for individual personal and professional development. In addition, the Board regularly reviews and discusses succession plans for both the Board and senior management, including the President and CEO. Directors become familiar with potential successors for senior executive positions through various means, including Board meeting presentations and less formal interactions throughout the course of the year.

24	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 1

The Board’s practice is to prepare for planned or unplanned changes in leadership in order to ensure the long-term continuity and stability of the Company. At any point in time, the Board has well-considered options available to respond to unexpected vacancies in the President and CEO position as well as the other senior leadership positions.

On May 1, 2019, the Company announced Mr. Jensen’s intent to retire from the Company before March 31, 2020. The Board has long planned for Mr. Jensen’s eventual retirement from Royal Gold. During fiscal year 2019, the CNG Committee considered several qualified, major recruiting firms and engaged Russell Reynolds Associates (“RRA”) to conduct the search for Mr. Jensen’s successor. The CNG Committee worked with the Board and RRA to develop a detailed job specification after considering the skills, experience, and expertise that successful candidates should possess. Coincident with the public announcement of Mr. Jensen’s intended retirement, the CNG Committee authorized RRA to commence the search from among a comprehensive list of diverse external and internal candidates developed by the Board, the CNG Committee and RRA. Since then, the CNG Committee met frequently, both telephonically and in person, to discuss potential candidates and to refine the candidate list until a small number were selected for in-person interviews with the CNG Committee. Ultimately, the candidate recommended by the CNG Committee, William Heissenbuttel, currently our Chief Financial Officer and Vice President Strategy, was interviewed by the remaining Board members. After considering all of Mr. Heissenbuttel’s experience and qualifications in light of the Company’s perceived needs, the Board accepted the CNG Committee’s recommendation and appointed Mr. Heissenbuttel to succeed Mr. Jensen as President and Chief Executive Officer, and as a Class I Director, when Mr. Jensen resigns from those positions effective January 2, 2020. Mr. Heissenbuttel will serve as a Class I Director for a term ending in November 2021.

Commitment to Corporate Social Responsibility

Royal Gold acquires metals streams, royalties and similar passive interests in mineral production, primarily by providing financing to third party developers and operators of mining projects. Except for our activities at the Peak Gold project in Alaska, we do not conduct exploration, development or mining operations, and our stream and royalty agreements do not allow us direct influence over our operators’ decision-making and operations at the properties in which we’re invested. Moreover, with fewer than 25 professional and administrative employees across four offices in three countries, Royal Gold’s direct environmental and social footprint is modest.

Nonetheless, through our Environmental, Social Responsibility and Governance Policy, we acknowledge concerns related to climate change, sustainability and other environmental, social and governance (ESG) issues, particularly as those concerns may be influenced by the mining industry.

We believe responsible mining and business practices can create sustainable value for all stakeholders. Guided by this core principle, we are committed to good governance, environmental stewardship, promoting human rights (including children’s rights) and fair labor practices, safeguarding the wellbeing of our own employees, and respecting the cultures and values of the host countries and the indigenous and local communities where we invest.

As a member of the World Gold Council, we fully endorse the new Responsible Gold Mining Principles (RGMPs), which promote sustainable gold mining. We also support the International Council on Metal & Mining (ICMM) 10 Principles for sustainable development across the mining and metals industries generally, as well as the London Bullion Market Association’s “Responsible Sourcing” program designed to combat money laundering, terrorist financing and human rights abuses in global metals markets.

These are not merely aspirational standards. Royal Gold considers management of ESG risks and commitment to sustainability as cornerstone responsibilities for well-managed mining projects. We recognize that while our influence over our operators’ mining projects is limited, our stream and royalty portfolio is indirectly exposed to the ESG risks associated with those operations. We manage our exposure to these risks by:

●	seeking new stream and royalty investment opportunities with responsible operators who maintain appropriate focus on ESG risks at their operations;
●	conducting considerable due diligence, including review of operators’ commitment to the above principles, during our review of new investment opportunities;
●	seeking, where possible, to mitigate ESG risk to our investments through negotiation of appropriate contractual safeguards; and
●	after making a new investment, monitoring the operator’s management of ESG risks on an ongoing basis and, where necessary, enforcing our contractual rights.

Operators responsible for generating more than 95% of our 2019 fiscal year revenue also endorse the RGMPs and the ICMM 10 Principles and/or subscribe to other international charters respecting ESG issues, including the United Nations Global Compact, the Global Reporting Institute Standards, the IFC Performance Standards on Social and Environmental Sustainability, and the Extractive Industries Transparency Initiative.

Many of our operators also actively and positively impact the communities where they mine. We encourage their efforts and often make our own financial contributions in support of their programs. In 2019, we joined with Alamos Gold Inc. to fund a medical clinic and a scholarship program that provide needed healthcare and educational opportunities to the communities in proximity to the Mulatos mine located in Sonora, Mexico.

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PROPOSAL 1

At our Peak Gold project, we continue working with our joint venture partner to support the local Tetlin native community by funding social, cultural and other initiatives, administering secondary and post-secondary educational programs, and providing other development opportunities to Tetlin village residents.

Royal Gold’s success also depends heavily on the quality, commitment and welfare of our own employees. Our policies promote a safe and healthy workplace and require strict adherence to legal and ethical standards in our business practices. We also value the organizational strength that comes from a talented and diverse workforce. Through our Diversity Policy, Royal Gold is committed to an inclusive work environment where individuals are treated with fairness and respect and are given equal opportunity to develop and advance without regard to age, race, gender, color, religion, national origin, disability, sexual orientation, marital status, military status, and genetic characteristics.

Royal Gold’s commitment to community carries beyond our offices. A number of our current and former directors, officers and employees are active in or otherwise support educational institutions and non-profit organizations furthering such causes as promotion of community health, elimination of food insecurity and protection of at-risk children. We support these efforts by giving all employees two full days of paid leave in order to serve non-profit organizations of their choosing.

Stockholder Engagement

We are committed to creating long-term value for our stockholders. To ensure we align with their interests, we engage with many of our active stockholders throughout the year. Consistent with prior years, in 2019 we engaged with most of our largest shareholders who actively manage their portfolios on a variety of topics, including our financial performance, corporate strategy, competitive environment, capital allocation, succession planning, and details of our portfolio of investments.

Various members of our management team, including our President & Chief Executive Officer, Chief Financial Officer and Vice President of Strategy, Vice President of Operations, and Vice President of Business Development typically participate in these dialogues with our stockholders. Every quarter, our management team reports to our Board regarding our stockholders, past and upcoming meetings, and the feedback received so that this information may be incorporated in the Company’s processes and strategies.

Communication with Directors

The Board of Directors has endorsed the following process for managing communications from our stockholders. Any stockholder wanting to contact our Board of Directors may do so by writing to the Secretary, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202, or by emailing the Secretary at corporatesecretary@royalgold.com. Any such communication should state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward communications relating to accounting, auditing or fraud to the Chairman of the AF Committee, and any other communications addressing a legitimate business issue to other members of the Board of Directors as appropriate.

Board Structure

The Board of Directors does not have a prescribed policy on whether the roles of the Chairman and CEO should be separate or combined, but believes that the best structure for the Company’s Board of Directors at this time is to have an independent non-executive Chairman. Mr. Hayes is an independent director and has served as Chairman of the Board since May 2014, as Chairman of the AF Committee since November 2013, and as a Director of the Company since January 2008. If the Chairman is not independent, the Board’s Governance Guidelines require the independent directors to appoint a Lead Independent Director.

The Board believes its current leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the Independent Directors.

26	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 1

Committees of the Board

The AF Committee and the CNG Committee are each governed by comprehensive charters describing the duties, obligations and responsibilities of each Committee. The charters are reviewed annually and updated when appropriate for evolving best practices, enhanced risk management, and regulatory developments. In addition, each Committee reviews compliance with its own charter on an annual basis. The charter for each Committee is available on the Company’s website at www.royalgold.com under “Responsibility & Governance – Governance – Committees.”

AUDIT AND FINANCE COMMITTEE (“AF COMMITTEE”)
The AF Committee is a standing Committee of the Board of Directors, consisting of the following persons:

William M. Hayes, Chairman Jamie C. Sokalsky Christopher M.T. Thompson
COMMITTEE HIGHLIGHTS:
●The AF Committee held seven meetings during fiscal year 2019.
●All members are Independent under the Nasdaq listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended.
●All members are considered “Audit Committee Financial Experts” as defined in Item 407(d) of Regulation S-K.
●All members satisfy the Nasdaq financial literacy and sophistication requirements.
●The Audit and Finance Committee Charter is available on the Company’s website at www.royalgold.com under “Responsibility & Governance – Governance – Committees.”

ROLES AND RESPONSIBILITIES OF THE COMMITTEE

The AF Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements and compliance with legal and regulatory requirements and corporate policies and controls. The AF Committee has the direct responsibility to retain and terminate the Company’s independent registered public accountants (“Independent Accountants”), review reports of the Independent Accountants, approve all auditing services and related fees and the terms of any agreements, and to pre-approve any non-audit services to be rendered by the Company’s Independent Accountants. The AF Committee monitors the effectiveness of the audit process and the Company’s financial reporting, monitors the internal audit process and critical accounting policies, reviews the adequacy of financial and operating controls and evaluates the effectiveness of the AF Committee. The AF Committee is responsible for confirming the independence and objectivity of the Independent Accountants. The AF Committee is also responsible for preparation of the AF Committee report for inclusion in the Company’s proxy statement.

The AF Committee reviews and provides oversight of the Company’s financial strategy, capital structure and liquidity position, including review and oversight of transactions involving public offerings of the Company’s equity and debt securities, transactions involving material debt obligations, dividend policies and practices, liquidity and cash flow position, tax strategy and tax compliance, and investment policies and strategy. The AF Committee also reviews and provides oversight of transactions and expenditures specifically delegated to it by the Board of Directors, performs such other financial oversight responsibilities as the Board of Directors may request, and reviews the security of the Company’s information technology systems and operations, including programs and defenses against cyber threats.

In addition, the AF Committee reviews and approves all related-party transactions in which any of the Company’s officers, Directors or nominees for Director have an interest and that may be required to be reported in the Company’s periodic reports, and reports to the full Board of Directors on such matters.

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PROPOSAL 1

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE (“CNG COMMITTEE”)
The CNG Committee is a standing Committee of the Board of Directors consisting of the following persons:

Ronald J. Vance, Chairman C. Kevin McArthur Sybil E. Veenman
COMMITTEE HIGHLIGHTS:
●Following review of a comprehensive list of external and internal candidates, the CNG committee selected a highly qualified successor to our retiring CEO.
●The CNG Committee held five meetings during fiscal year 2019 and took action by unanimous written consent twice.
●All members are considered a “non-employee Director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended.
●All members are Independent under Nasdaq listing standards.
●The CNG Committee Charter is available on the Company’s web site at www.royalgold.com under “Responsibility & Governance – Governance – Committees.”

ROLES AND RESPONSIBILITIES OF THE COMMITTEE

The CNG Committee oversees the Company’s compensation policies, plans and programs, reviews and determines the compensation to be paid to executive officers, and recommends compensation to be paid to the Company’s Directors. The full Board reviews and considers the CNG Committee’s director compensation recommendations prior to making final determinations. The CNG Committee also administers and implements the Company’s incentive compensation and equity-based plans. The CNG Committee is responsible for overseeing preparation of the Compensation Discussion and Analysis and for preparing the report on executive compensation for public disclosure in the Company’s proxy statement.

The CNG Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems necessary or advisable. The CNG Committee has no current intention to delegate any of its authority with respect to determining executive officer compensation to any subcommittee. The CNG Committee does not delegate its responsibilities with respect to executive compensation to any executive officer of the Company.

In addition to compensation matters, the CNG Committee also identifies, through search firms and industry connections, individuals proposed to become members of the Board of Directors and recommends Director nominees. The CNG Committee’s Charter and the Company’s Diversity Policy each direct the CNG Committee to include diverse individuals in any Director search. In selecting Director nominees, the CNG Committee assesses the nominee’s independence and considers his or her experience and areas of expertise, including experience in the mining industry, as well as integrity, perspective, broad business judgment and leadership skills, personal qualities, reputation in the business community, and the nominee’s ability and willingness to commit adequate time to Board and Committee matters, all in the context of the perceived needs of the Board of Directors at that time. The CNG Committee considers a wide range of criteria in nominee selection including diversity, social, technical, political, management, legal, governance, finance and broader business experience as well as other areas of expertise. These matters are considered through discussions at CNG Committee meetings and the executive sessions thereof.

The CNG Committee will consider Director candidates recommended by stockholders using the same criteria outlined above, provided such written recommendations are submitted to the Secretary of the Company in accordance with the advance notice and other provisions of the Company’s Bylaws.

The CNG Committee also advises the Board of Directors regularly on various corporate governance matters and principles, including regulatory actions impacting the Company. On an annual basis, the CNG Committee reviews the content of and compliance with the Company’s Board of Directors Governance Guidelines, the CNG Committee Charter, other corporate governance policies and guidelines, and various guidelines and requirements established by the Securities and Exchange Commission (“SEC”), Nasdaq and applicable laws and regulations.

28	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 1

Board Practices, Processes and Policies

Meetings and Attendance

During the fiscal year ended June 30, 2019 (“fiscal year 2019”), the Board of Directors held four regular meetings, all of which included executive sessions of the Independent Directors, four special meetings, and took action three times by unanimous written consent. A Special Committee of the Board consisting of three members, Ms. Veenman and Messrs. Hayes and McArthur, held four meetings. Each Director attended 75% or more of the meetings of the Board of Directors and the Committee on which he or she served. In fact, as a group, the Directors attended 98% of the aggregate number of meetings of the Board and the Committees on which they served. It is the Company’s policy that each Director attends each Annual Meeting, and all Directors attended last year’s Annual Meeting.

Executive Sessions

The Independent Directors meet regularly in executive sessions. Executive sessions are generally scheduled immediately before or after each regular Board of Directors meeting. The standing Committees also meet regularly in executive sessions, generally scheduled immediately after each regular Committee meeting.

Board and Committee Assessments

The Board considers a thorough and constructive assessment process to be critical in properly assessing Board and Committee effectiveness. Every year, the CNG Committee oversees assessments of the Board and each Committee concerning their structure, role, responsibilities and performance.

1	Review Annual

The CNG Committee oversees the annual self-assessment of Board and Committee performance and effectiveness.

The assessment is conducted through an independent web-based platform, with all responses submitted confidentially to encourage full and candid responses.

2	Board Assessment

Our Board self-assessment process focuses on numerous aspects of corporate governance and performance of the Board’s duties and responsibilities, including among other things the Board’s culture and interactions with management; the structure, size, competencies, and experience of the Board and its Committees; the Board’s effectiveness in guiding the Company’s strategic direction; succession planning; and the adequacy of agendas, time allotments, and information provided to Directors.

3	Committee Assessment	On an annual basis, each Committee member also completes a confidential assessment of the performance and effectiveness of his or her Committee.
4	Outcome	During fiscal 2019, the full Board of Directors and each Committee were determined to be operating effectively.
5	Follow-Up

The CNG Committee uses the assessment results, in particular the assessment of the skills and qualifications of the Directors, when recommending directors for nomination and election at the Annual Meeting of Stockholders.

Policies and practices of the Board may be updated as a result of review and evaluation of assessment results. Director suggestions for improvements to the questionnaires and assessment process are incorporated on an ongoing basis.

Director On-Boarding and Continuing Education

The Company conducts a comprehensive on-boarding program with all incoming directors to efficiently introduce them to the Company, its management, business model and corporate strategy, financial condition, corporate organization and constituent documents, and its governance policies and practices.

Directors receive quarterly updates concerning legal, regulatory, accounting, tax, finance, compliance and governance developments and trends, as well as in-depth annual topical presentations prepared internally or externally on matters of concern to public company directors. In 2019, our Directors participated in a comprehensive session led by an external consultant regarding the development and oversight of enterprise risk management programs and processes. The Company offers reimbursement for attendance at external director education programs, includes directors in its National

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PROPOSAL 1

Association of Corporate Directors membership, and provides subscriptions to various publications concerning corporate law, governance and other relevant matters. In 2019, these external resources provided training on trends in corporate governance as well as best practices for succession planning.

Board Governance Guidelines

The Board of Directors adopted the Board of Directors’ Governance Guidelines (the “Governance Guidelines”) to assist the Board of Directors in the discharge of its duties and to serve the interests of the Company and its stockholders. The Governance Guidelines are reviewed on a yearly basis and updated when appropriate for evolving best practices and regulatory developments. Compliance with the Governance Guidelines is also reviewed annually. The Board of Directors Governance Guidelines are available on the Company’s website at www.royalgold.com under “Responsibility & Governance – Governance – Governance Guidelines.”

Code of Business Conduct and Ethics

The Company has long had in place a Code of Business Conduct and Ethics (the “Code”) applicable to all of its Directors, officers and employees, including the President and CEO, the CFO and Vice President Strategy, and other persons performing financial reporting functions. The Code is reviewed annually by the CNG Committee and Board and is updated when appropriate. The Code is available on the Company’s website at www.royalgold.com under “Responsibility & Governance – Responsibility.” The Code is designed to deter wrongdoing and promote: (a) honest and ethical conduct; (b) full, fair, accurate, timely, and understandable disclosures; (c) compliance with laws, rules, and regulations; (d) prompt internal reporting of Code violations; and (e) accountability for adherence to the Code. The Company will post on its website any amendments to, or waivers from, any provision of the Code.

Certain Relationships and Related Transactions

The AF Committee’s charter requires it to approve or ratify certain transactions involving the Company and “related persons,” as defined under the relevant SEC rules. Any transaction with a related person, other than transactions available to all employees generally or involving aggregate amounts of less than $120,000, must be approved or ratified by the AF Committee. The policy applies to all executive officers, Directors, greater than 5% beneficial owners, and their family members and entities in which any of these individuals has a substantial ownership interest or control. In determining whether to approve, ratify, or disapprove of entry into a transaction, the AF Committee will consider all relevant facts and circumstances and will take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; whether the transaction would impair the independence of an Independent Director; and whether the transaction would present an improper conflict of interest for any Director or executive officer of Royal Gold. No related party transactions were required to be reported for fiscal year 2019.

Anti-Hedging and Anti-Pledging

To ensure alignment between the interest of our personnel and stockholders, the Royal Gold Statement of Company Policy Regarding Insider Trading (the “Trading Policy”) precludes Directors, officers and key employees from hedging against their investments in the Company’s common stock. Specifically, the Trading Policy prohibits any Company director, officer, or employee from engaging in any of the following activities related to any security of Royal Gold, including its common stock, options for common stock, stock appreciation rights, restricted stock, restricted stock units, and any other securities the Company may issue:

●	trading in Company securities on a short-term basis. The Trading Policy advises that any Company securities purchased on the open market should be held for a minimum of six months and ideally longer
●	purchasing or holding Company securities on margin
●	selling short any Company securities
●	buying or selling put or call options or other derivative securities relating to the Company’s stock
●	engaging in hedging or monetization transactions, such as collars, equity swaps, prepaid variable forwards and exchange funds with respect to Company securities
●	participating in investment clubs that invest in Company securities
●	other than pursuant to a qualified trading plan, placing open orders (i) of longer than three business days or (ii) ending after a trading window has closed
●	pledging Company securities as security for any obligation

The Trading Policy is reviewed annually by the CNG Committee and the Board and is updated when appropriate. The Company provides periodic training concerning compliance with insider trading laws and the Trading Policy. The Trading Policy is available on the Company’s website at www.royalgold.com under “Responsibility & Governance – Responsibility.”

30	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 1

Trading Controls

Directors, officers and employees on the Company’s restricted trading list are required to receive permission from the Company’s Secretary prior to entering into any transactions in Company securities. Generally, trading is permitted only during open trading periods. Directors, executive officers and employees on the Company’s restricted trading list may enter into a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These trading plans may be entered into only during an open trading period and must be pre-approved by the Company.

Director Compensation

Royal Gold’s compensation for non-employee Directors is designed to reflect current market trends and developments with respect to compensation of board members, including the award of a higher proportion of total compensation in equity than in cash.

The CNG Committee is responsible for evaluating and recommending to the independent members of the Board of Directors the compensation paid to non-employee Directors. The independent members of the Board of Directors consider the CNG Committee recommendation and make final determinations of non-employee Director compensation.

The Company does not have a retirement plan for non-employee Directors. Executive officers who are also Directors are not paid additional compensation for their services on the Board of Directors. Therefore, Mr. Jensen, as President and CEO, does not receive any compensation for his services as a Director.

Peer Group Benchmarking

The CNG Committee retains an independent compensation consultant biennially to benchmark Director compensation against the Company-selected peer group, which is the same group of companies the CNG Committee uses to benchmark executive compensation (see page 46 for a list of these companies). When considering Director compensation for fiscal year 2019, the CNG Committee reviewed and considered the results of a benchmark study conducted by Hugessen Consulting Inc. (“Hugessen”) dated June 2018.

In addition to benchmarking the amount of Director compensation against the Company’s peer group using several methodologies, the 2018 study also compared the forms of compensation paid to the Company’s Directors to the forms of compensation paid to peer group directors, as well as the share ownership guidelines applicable to directors of the Company and its peer group.

Components of 2019 Director Compensation Program

Based upon its work with Hugessen, the CNG Committee recommended and the Independent Directors approved, for the fourth consecutive year, that no changes be made to total Director compensation or to the forms or proportions of compensation for fiscal year 2019. In order to maintain a similar proportion of cash and restricted stock or restricted stock unit value compared to that awarded for fiscal year 2018, while holding cash compensation constant for fiscal year 2019, the resulting number of shares of restricted stock or restricted stock units to be awarded to each non-employee director for fiscal year 2019 was determined to be 1,770 shares. The value of such shares was determined using a thirty-day volume weighted average price for the period ending July 31, 2018.

Compensation Element for Non-Employee Directors	Fiscal Year 2019 Compensation Program
Annual Board Retainer	$60,000
Board and Committee Meeting Fees	$1,500 / Meeting Attended
Annual Board Chairman Retainer	$115,000
Annual Committee Chairman Retainer*	$15,000
Annual Equity Retainer	$137,848 in Restricted Stock**
*	Includes chairmanship for each of the AF Committee and the CNG Committee.
**	On August 22, 2018, each non-employee United States Director was granted 1,770 shares of restricted stock, and each non-employee Canadian Director was granted 1,770 restricted stock units. Half of these shares vested immediately upon grant and the remaining half of these shares vested on the first anniversary of the grant date.

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PROPOSAL 1

2019 Director Compensation

The following table provides information regarding compensation earned by the Company’s non-employee Directors for their services during fiscal year 2019. Amounts shown for each Director vary due to service on Committees or as Committee chairs. The annual retainers for fiscal year 2019 were paid in cash on a quarterly basis.

Director	Paid in Cash[1] (US$)	Stock Awards[2] (US$)	Total (US$)
William M. Hayes	218,500	137,848	356,348
C. Kevin McArthur	85,500	137,848	223,348
Jamie C. Sokalsky	82,500	137,848	220,348
Christopher M.T. Thompson	79,500	137,848	217,348
Ronald J. Vance	94,500	137,848	232,348
Sybil Veenman	85,500	137,848	223,348
[1]	Amount of cash compensation earned for Board and Committee service in fiscal year 2019.
[2]	The amounts shown represent the total grant date fair value, determined in accordance with Accounting Standards Codification (“ASC”) 718, of restricted stock awards/units in fiscal year 2019. Amounts shown do not represent cash payments made to the individuals, amounts realized or amounts that may be realized. Refer to Note 7 to the Company’s consolidated financial statements contained in the Company’s 2019 Annual Report on Form 10-K filed with the SEC on August 8, 2019 for a discussion on the valuation of the restricted stock awards/units. In accordance with ASC 718, the grant date fair value for each restricted stock award/unit in fiscal year 2019 was $77.88, which was the closing price of Royal Gold’s common stock on the Nasdaq Global Select Market on August 22, 2018, the date of grant. The value of the restricted stock awards/units used to determine the number of awards was $91.12 per share and differs from the grant date fair value of $77.88 per share determined in accordance with ASC 718. The difference between the value for award purposes and for financial statement reporting purposes results from using the volume-weighted average price for the 30 trading days ending July 31, 2018 for award purposes rather than the closing price of Royal Gold’s common stock on the date of grant. Restricted stock awards related to continued service for non-employee Directors vest 50% immediately upon grant and 50% on the first anniversary of the date of the grant. As of June 30, 2019, Messrs. Hayes, and Thompson held 885 shares of unvested restricted stock while the other Directors elected to defer their 2019 equity compensation pursuant to our DCP.

Directors’ Deferred Compensation Plan

The Company offers a Deferred Compensation Plan (“DCP”) to its non-employee Directors. The DCP is a voluntary program that allows participants to set aside eligible cash and equity compensation in a tax-deferred vehicle for retirement or other life event purposes. This DCP allows the participant to elect to receive certain income in a future year that would otherwise be paid in the upcoming year. This means that these amounts are not subject to federal income tax at the time of contribution to the plan. The DCP is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Four of the six non-employee Directors elected to defer one-hundred percent (100%) of their fiscal year 2019 equity compensation.

Expenses

Non-employee Directors are reimbursed for all of their out-of-pocket travel, lodging and meal expenses incurred in connection with their travel in service to the Board. Reimbursements do not include compensation for the value of our Directors’ time spent traveling on Board business.

Director Stock Ownership Guidelines

All non-employee Directors are expected to have a significant long-term financial interest in the Company. To encourage alignment with the interests of stockholders, Royal Gold’s stock ownership guidelines require each non-employee Director to own shares of Royal Gold common stock equal in value to ten (10) times the Annual Board Retainer described under “Components of 2019 Director Compensation Program” above, within five years from the date of their respective first restricted stock grant. As of September 23, 2019, all of the non-employee Directors exceeded their ownership guidelines. All non-employee Directors are required to hold 50% of the shares of common stock acquired pursuant to any equity grant until they meet their ownership target and are not permitted to hedge against their investments in our common stock or to pledge their shares.

DIRECTOR STOCK OWNERSHIP SUMMARY

Director	Guideline Value of Common Stock to be Owned	Actual Value Owned
Hayes	10x Retainer	16.6x Retainer
McArthur	10x Retainer	34.6x Retainer
Sokalsky	10x Retainer	31.1x Retainer
Thompson	10x Retainer	92.0x Retainer
Vance	10x Retainer	28.0x Retainer
Veenman	10x Retainer	14.5x Retainer

32	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 2 ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
The Board of Directors unanimously recommends a vote FOR approval of the Advisory Resolution on Executive Compensation

As required by Section 14A of the Exchange Act, we seek stockholder approval of an advisory resolution on the compensation of our NEOs as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this proxy statement.

This proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to approve, reject, or abstain from voting with respect to our fiscal year 2019 executive compensation programs and policies and the compensation paid to the NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs as described in this proxy statement.

The Board recommends a “FOR” vote because it believes that our compensation policies and practices are effective in achieving the Company’s compensation goals of paying a competitive salary, providing attractive annual and long-term incentives to reward growth, and linking management interests with stockholder interests.

Key elements of our fiscal year 2019 executive officer total direct compensation are described beginning on page 39.

Stockholders are asked to approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

Although the vote on this proposal is advisory only, the CNG Committee will review and consider the voting results when evaluating our executive compensation program.

Vote Required for Approval

The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to approve this proposal.

Compensation, Nominating and Governance Committee Report

The Compensation, Nominating and Governance Committee of the Board of Directors has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and discussion, the Compensation, Nominating and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal year 2019, and the Board of Directors has approved that recommendation.

This report is provided by the following Independent Directors, who comprise the Compensation, Nominating and Governance Committee:

Ronald J. Vance, Chairman	C. Kevin McArthur	Sybil E. Veenman

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PROPOSAL 2

Compensation Discussion and Analysis

Executive Summary

Named Executive Officers (“NEOs”)

The following persons hold the executive officer positions at Royal Gold as of September 23, 2019:

TONY JENSEN, 57
President, Chief Executive Officer and a Director

Tony Jensen has over thirty-five years of progressive business experience focused in the mining and mine finance industries, including eighteen years with the Placer Dome group of companies and sixteen years with Royal Gold, Inc.

Mr. Jensen’s background is anchored in operational experience gained in the United States and Chile, where he occupied senior management positions. This operational experience is balanced by corporate administrative, finance, business development and mergers and acquisition experience in various roles with Royal Gold and Placer Dome in San Francisco, California, Santiago, Chile, and Denver, Colorado.

Mr. Jensen is currently President and Chief Executive Officer of Royal Gold, Inc. but has announced his retirement from his positions as a Class I Director and President and Chief Executive Officer effective January 2, 2020. He served as a Director of Golden Star Resources from 2012 to 2017.

Mr. Jensen holds a Bachelor of Science degree in Mining Engineering from South Dakota School of Mines and Technology and also holds a Certificate in Finance from Golden Gate University in San Francisco.

WILLIAM H. HEISSENBUTTEL, 54
Chief Financial Officer and Vice President Strategy since June 2018

Mr. Heissenbuttel brings more than 30 years of corporate finance experience with 25 of those years in project and corporate finance in the metals and mining industry. He joined Royal Gold in 2006.

Mr. Heissenbuttel served as our Chief Financial Officer and Vice President Strategy since June 2018. From 2007 through 2018, he served as Vice President Corporate Development. From January 2015 to June 2016, he served as Vice President, Operations for the Company, and from April 2006 through January 2007, he was Manager, Corporate Development for the Company.

Prior to Royal Gold, Mr. Heissenbuttel served as Senior Vice President from 2000 to 2006 and Vice President from 1999 to 2000 at N M Rothschild & Sons (Denver) Inc. From 1994 to 1999, he served as Vice President and then as Group Vice President at ABN AMRO Bank N.V. From 1987 to 1994, he was a Senior Credit Analyst and an Associate at Chemical Bank Manufacturers Hanover.

On September 30, 2019, the Company announced Mr. Heissenbuttel’s appointment as President and Chief Executive Officer and as a Class I Director, each effective January 2, 2020.

Mr. Heissenbuttel holds a Master of Business Administration degree with a specialization in finance from the University of Chicago and a Bachelor of Arts degree in Political Science and Economics from Northwestern University.

34	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 2

DANIEL BREEZE, 46
Vice President Corporate Development, RGLD Gold AG, since January 2019

Mr. Breeze has 20 years of technical and commercial experience across international markets.

Before joining Royal Gold in 2019, Mr Breeze worked for Bank of Montreal from 2010 to 2018, serving most recently as Managing Director, Equities for BMO Capital Markets, based in Zürich, Switzerland. He was focused primarily on the mining sector and developed strong relationships with a range of global mining participants and management teams. Before Bank of Montreal, Mr. Breeze served at UBS Investment Bank with assignments in Paris, London, and Toronto, as part of the Equities Group, working extensively with North American and European mining companies across the commodity spectrum.

Prior to his banking career, Mr. Breeze gained global mining, construction, and project management experience with Golder Associates as a member of its geotechnical/mining team.

Mr. Breeze holds a Bachelor of Science degree in Civil Engineering from the University of Manitoba, graduate degrees in Engineering (M.Eng.) and Business Administration (MBA) from the University of Toronto and is a registered Professional Engineer (P.Eng.).

MARK ISTO, 59
Vice President Operations, Royal Gold Corporation, since March 2017

Mr. Isto has 35 years of experience in mining engineering, mine management, and project development on a regional and global basis. Mr. Isto joined Royal Gold in January 2015 as Executive Director, Project Evaluation for RGLD Gold (Canada) Inc., our wholly-owned subsidiary.

Prior to joining Royal Gold, he served as Vice President Operations for First Nickel Inc. from 2012 to 2014 and served as both the Vice President and Senior Vice President levels in the Projects Group at Kinross Gold Corp. from 2006 to 2012.

He served as Mine General Manager of Golden Sunlight Mines, Inc. (Placer Dome America) from January 2004 to October 2006, and previously held numerous other management positions in Placer Dome’s global operations, including Chief Engineer, Mine Superintendent, Project Director and Senior Advisor over a nearly 25-year career with Placer Dome.

Mr. Isto holds a Bachelor of Science degree in Mining Engineering from Montana College of Mineral Science and Technology, as well as a Master of Business Administration degree in Business Administration from the University of Nevada - Reno.

BRUCE C. KIRCHHOFF, 60
Vice President and General Counsel since February 2007 and Secretary since July 2013

Mr. Kirchhoff has over 30 years of experience representing hardrock, industrial minerals, and mineral exploration and development companies. Mr. Kirchhoff joined Royal Gold in 2007 as Vice President and General Counsel and was appointed Secretary in July 2013.

From 1996 through 2007, Mr. Kirchhoff was a partner with each of the law firms of Alfers & Carver, LLC, Carver & Kirchhoff, LLC, and Carver Kirchhoff Schwarz McNab & Bailey, LLC. Prior to private practice, Mr. Kirchhoff was a senior attorney with Cyprus Amax Minerals Company from 1986 through 1996.

Mr. Kirchhoff holds a J.D. from the University of Denver, a Master of Science in Mineral Economics from the Colorado School of Mines, and a Bachelor of Arts degree in Anthropology from Colorado College.

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PROPOSAL 2

We Delivered Strong Financial and Operating Results for Fiscal Year 2019

Fiscal year 2019 was another year of strong financial performance, with revenue of $423 million, operating cash flow of $253 million, and earnings of $94 million on robust operating volume of 335,000 GEOs.

We strengthened our balance sheet by repaying in full $370 million of outstanding principal plus accrued interest on our 2.875% Convertible Senior Notes, using available cash and $220 million drawn under our revolving credit facility, leaving $780 million in borrowing capacity at June 30, 2019. We successfully resolved our long-standing dispute over the royalty calculation on production from the Voisey’s Bay operation and acquired a silver stream on Cupric Canyon’s Khoemacau Copper Project in Botswana.

2019 FINANCIAL HIGHLIGHTS		2019 OPERATIONAL HIGHLIGHTS
STRONG REVENUE	STRONG OPERATING CASH FLOW	GEOs	ADDITIONAL STREAM INTEREST AT KHOEMACAU PROJECT
$423M	$253M	335,000 OZ	Acquired silver stream on Cupric Canyon’s Khoemacau Copper Project in Botswana
RECORD DIVIDENDS RETURNED TO STOCKHOLDERS	REPAID 2.875% CONVERTIBLE SENIOR NOTES IN FULL ($370M PRINCIPAL AND ACCRUED INTEREST)	REVENUE BY METAL
$67.5M	$780M Borrowing Capacity at June 30, 2019

The Same Performance Measures used to Evaluate Corporate Performance are used for our Compensation Programs

Our executives bear responsibility for driving Company performance. Their compensation is strongly correlated to the Company’s performance based on many of the same key metrics that our Board of Directors uses to chart corporate strategy and evaluate our success in achieving that strategy. These Performance Measures are summarized in the table below. Their correlation to executive compensation is presented in much more detail, along with other compensation disclosures, in the executive compensation discussion following this Executive Summary.

TABLE 1 – MEASURES OF CORPORATE OPERATIONAL, FINANCIAL, AND STRATEGIC PERFORMANCE

Key Measure	Description of Performance Measures	Tie to Strategy	Element of Compensation
Operating Cash Flow Multiple	Measures the Company’s relative market performance against its peers in the GDX and directly reflects production performance, financial discipline, and portfolio quality	Financial flexibility; capital deployment	Short-term Incentive
Net GEO Production Relative to Budget	Measures the production success of the Company’s existing asset portfolio	Gold-focused; capital deployment
Cost Containment	Measures management’s ability to manage the Company’s business in a cost-efficient manner	Financial flexibility
Growth in Net GEOs	Measures the Company’s success in growing its business through acquisitions of new stream and royalty interests completed during the relevant fiscal year	Growth	Performance Shares
TSR Relative to the GDX Constituents	Measures the value created for Royal Gold’s stockholders	Return to stockholders
Net Revenue Target	Establishes the minimum financial threshold required before NEOs may receive awards of restricted stock	Retention of quality management	Restricted Shares or Units

36	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 2

We Employ Compensation Best Practices

Our largest stockholders agree that our existing executive compensation plan aligns well with governance best practices and the long-term interests of our stockholders. The following are representative practices we do and do not employ:

WE DO	WE DON’T
✓Pay for Performance: 78% of our CEO’s and 67% of our other NEOs’ total direct compensation for fiscal 2019 was variable and not guaranteed
✓Use multiple Performance Measures for both short- and long-term incentive programs
✓Use challenging short- and long-term goals focused on growth and long-term returns
✓Establish target and maximum awards in our short- and long-term incentive programs
✓Use a formulaic scorecard to determine short-term incentives
✓Use a peer group of gold-focused companies to benchmark performance and compensation levels
✓Target NEO total direct compensation at mean of our peer group
✓Require executive officers to meet robust stock ownership guidelines so their interests align with our stockholders
✓Apply a “double trigger” to vesting equity awards in the event of a change-in-control. Vesting is accelerated upon a change-in-control if the executive is terminated under certain circumstances or if the acquiror does not assume the awards
✓Engage annually with stockholders
✓Continually monitor our executive compensation program to assess and mitigate compensation-related risks
✓Maintain the independence of the CNG Committee; the independent compensation consultant reports directly to the CNG Committee

✕Guarantee salary increases, annual short-term incentive payments, or long-term incentive opportunities
✕Provide perquisites or other special benefits
✕Permit re-pricing of stock options without stockholder approval
✕Provide for excise tax gross-ups of any kind, including for change-in-control payments
✕Permit executive officers or Directors to hedge or pledge Royal Gold stock
✕Maintain a defined benefit pension plan or any special executive retirement plans

We believe these best practices, some of which are in response to feedback from our stockholders, are key to receiving an average of 98% voter support for our executive compensation program at each annual meeting of stockholders since November 2016.

Our Compensation Philosophy and Objectives Support Company Performance

The CNG Committee sets and administers executive compensation philosophy, objectives and design. Our fundamental compensation philosophy is to recruit, retain and reward high-performing executive officers who will:

●	Drive Company growth and profitability;
●	Increase long-term value for our stockholders;
●	Manage the Company in a responsible manner and in the best interests of our stockholders, employees and other stakeholders; and
●	Maintain the Company’s reputation for management excellence and financial performance.

When designing executive compensation, the CNG Committee seeks to achieve the following objectives:

●	Attract and retain the highest caliber personnel on a long-term basis;
●	Align management’s interests with the advancement of long-term, sustainable stockholder value;
●	Provide incentive compensation based on the Company’s performance on key financial, operational and strategic goals;
●	Encourage creativity and innovation; and
●	Discourage excessive risk-taking.

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PROPOSAL 2

Our Executive Compensation Design Includes a Mix of Base Salary and Short- and Long-Term Incentives

The Company’s total direct executive compensation program includes base salary, a short-term cash incentive, long-term equity incentive awards, and a small amount of fixed benefits. The majority of target compensation (78% of CEO pay and 67% of NEO pay) is performance-based and not guaranteed. The emphasis is on long-term equity, to best align our executives’ interests with our stockholders’ interests:

We Establish Threshold, Target, and Maximum Payouts for Short-Term Incentives and Long-Term Performance Shares Correlated to Key Company Performance Measures

The CNG Committee established threshold, target and maximum payouts for short-term incentives and for the GEO Share and TSR Share Performance Measures. Payouts range from zero payout if no threshold Performance Measure is achieved, to 200% payout if each maximum Performance Measure is achieved or exceeded.

The CNG Committee believes that

●	Threshold level performance goals should be set to the minimum acceptable performance level, below which performance is not worthy of variable compensation;
●	Target level performance goals should be consistent with the annual budget and the Company’s strategic plan, but should be challenging to achieve; and
●	Maximum level performance should be set to require a significant stretch to achieve; they are exemplary performance levels that exceed targets and are worthy of payout up to a maximum 200% of target.

We Establish Hurdles for Annual Incentive Awards

The CNG Committee required the Company to achieve a $260  million Net Revenue Target for fiscal year 2019 in order for the Company’s NEOs to be eligible to vest in restricted stock awarded in August 2018. For this purpose, “Net Revenue” means our reported revenue, less reported cost of sales (which excludes depreciation, depletion and amortization), and less any revenue recognized from our Voisey’s Bay royalty.

38	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 2

The Committee determined to exclude revenue recognized from our Voisey’s Bay royalty from “Net Revenue” because of changes made unilaterally by the operator of the Voisey’s Bay mine to the royalty calculation methodology that eliminated royalty revenue—a methodology the Company aggressively disputed until the litigation was successfully resolved in September 2018, which occurred after the incentive awards for fiscal year 2019 were awarded.

The Net Revenue Target applicable to restricted stock awards awarded in August 2018 was surpassed in fiscal year 2019, with Net Revenue of $333  million. As a result, the Company’s executive officers became eligible to vest in the restricted stock awarded in August 2018.

Three Elements of Total Direct Compensation

1. Base Salary

Base salary is the fixed cash amount paid to our executive officers each fiscal year. Base salaries are benchmarked in alternating years by the CNG Committee’s independent compensation consultant and are reviewed and approved by the CNG Committee annually to align or maintain salaries at or near the mean of our compensation peers. In years when independent benchmarking is not performed, the CNG Committee ages the most recent benchmarking results using the most recent United States Department of Labor Bureau of Labor Statistics cost-of-living index for the geographic region that includes the Company’s Denver, Colorado headquarter office.

The CNG Committee engaged Hugessen during calendar year 2018 to benchmark our executive compensation against our compensation peers. For fiscal year 2019, the CNG Committee reviewed Hugessen’s 2018 benchmarking study, and adjusted prior year base salaries to include a 3.6% cost of living increase. For the CEO and the VP Operations positions, a further adjustment aligned the executive officers’ fiscal year 2019 base salaries with those of the same or similar officer positions at our peer companies.

TABLE 2 – CEO AND NEO BASE SALARY

Name	Title	FY2018 Salary (US$)	FY2019 Salary (US$)	% Increase
Tony Jensen	President and CEO	750,000	800,000	6.7%
William Heissenbuttel	Chief Financial Officer and VP Strategy	485,000	502,000	3.6%
Daniel Breeze(1)	VP Corporate Development, RGLD Gold AG	N/A	350,000	N/A
Mark Isto(2)	VP Operations, Royal Gold Corporation	390,000	430,000	10.3%
Bruce C. Kirchhoff	VP, General Counsel and Secretary	400,000	414,000	3.6%
(1)	Mr. Breeze became an executive officer on January 1, 2019, and his compensation was determined at that time. Mr. Breeze’s salary is paid in Swiss Francs (“CHF”). The amounts shown are the United States Dollar (“USD”) equivalent. The CHF to USD conversion rate for fiscal year 2019 salary compensation was 1.00, based on the average foreign exchange (“FX”) rates for the period January 1, 2019 through July 31, 2019.
(2)	Mr. Isto became an executive officer on July 1, 2016. Successive adjustments were made to his base salary in August 2016, 2017 and 2018 to gradually position his total direct compensation near the mean of his executive compensation peers. Mr. Isto’s salary is paid in Canadian Dollars (“CAD”). The amounts shown are the USD equivalent. The CAD to USD conversion rate for fiscal year 2019 salary compensation was 0.76, based on the average 30-day FX rates for the period ending July 31, 2018.

2. Short-Term Incentive Awards

We Use a Formulaic Short-Term Incentive Scorecard

The CNG Committee uses a formulaic scorecard including predetermined Financial, Operational and Strategic Performance Measures, as well as Individual Performance Measures, for determining awards of short-term incentives. The CNG Committee believes the scorecard is transparent, uses financial and operational measures well understood by our executives and stockholders, and clearly aligns NEO pay with the Company’s fiscal year performance. The scorecard has been well-received by our stockholders and the proxy advisors, and the CNG Committee continued its use for fiscal year 2019.

FINANCIAL AND OPERATIONAL MEASURES (40%)

Forty percent of our NEOs’ short-term incentive eligibility depended on the Company’s performance against three Financial and Operational Measures:

●	Our operating cash flow (“OCF”) multiple relative to those of the GDX Constituents before working capital changes. The OCF Financial Measure compares our relative market performance against that of our peers and reflects both financial discipline and the quality and performance of our stream and royalty portfolio;
●	Net GEO production relative to the Company’s fiscal year 2019 budget forecast. This Operational Measure compares the actual production from our existing stream and royalty portfolio against our fiscal year 2019 production budget forecast. “Net GEO” production for purposes of determining short-term incentives is the result of our operators’ aggregate mineral production subject to our stream and royalty interests, multiplied by metal prices used in our fiscal year 2019 budget, less reported cost of sales, divided by the gold price used in our fiscal year 2019 budget; and

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PROPOSAL 2

●	Our ability to hold costs in line with our budget. The Cost Containment Performance Measure tests our ability to conduct the Company’s business in a cost-efficient manner.

STRATEGIC MEASURES (40%)

Forty percent of our NEOs’ short-term incentive eligibility depended on the degree to which the Company achieved four Strategic Measure objectives:

●	Deploy capital to acquire new streaming and royalty assets at threshold, target or maximum amounts;
●	Achieve resolution of the Voisey’s Bay litigation on or exceeding threshold terms via settlement or following trial;
●	Maintain specific and pre-determined leverage and liquidity levels; and
●

Advance the Peak Gold Joint Venture in Alaska by increasing mineralized material to specific levels, publishing a preliminary economic analysis (“PEA”) of the Peak Gold Project and implementing strategic alternatives to obtain pre-determined financial returns.

INDIVIDUAL PERFORMANCE MEASURES (20%)

Twenty percent of our NEOs’ short-term incentive eligibility depended on each NEO’s performance against multiple unique corporate and personal goals. The goals established specifically for each NEO were designed to promote superior individual performance and continued development and growth as an executive officer, as well as to promote management talent development below the officer level.

The CNG Committee established threshold, target and maximum payouts ranging from zero payout if no threshold measure is achieved, to 100% payout of target if each target measure is achieved, to 200% payout of target if all maximum measures are achieved or exceeded. The CNG Committee defined “target” payout as the mid-point of each NEO’s short-term incentive range (75% to 125% of base salary for the CEO, and 60% to 90% of base salary for all other NEOs).

Table 3 summarizes the fiscal year 2019 short-term incentive measures and the payout thresholds associated with them.

TABLE 3 – FISCAL YEAR 2019 SHORT-TERM INCENTIVE SCORECARD

Performance Measures	Weight	Threshold (0% payout)	Target (100% payout)	Maximum (200% payout)
Financial / Operational Measure Objectives
●OCF multiple relative to GDX Constituents (before working capital changes)(1)	20%	60th percentile	85th percentile	100th percentile
●Net GEO Production (using fiscal year 2019 budget metals prices) vs. fiscal year 2019 budget	10%	80% of FY 2019 budget	100% of FY 2019 budget	120% of FY 2019 budget
●Cost Containment (excluding non-cash compensation, production taxes, exploration costs and extraordinary items)	10%	10% over FY 2019 budget	Meet FY 2019 budget	10% under FY 2019 budget
Strategic Measure Objectives(2):
●Capital Deployment	15%	Invest threshold or greater amounts to acquire new streaming and royalty assets during fiscal year 2019
●Voisey’s Bay Litigation	10%	Resolve litigation at or better than Board-approved threshold via settlement or trial
●Financial Strength after Growing Dividend	5%	Maintain specified Net Debt/EBITDA ratio and liquidity level for fiscal year 2019
●Peak Gold	10%	Increase mineralized material to specified levels, publish PEA, implement strategic alternatives to achieve specified returns
Individual Performance Measures(2)	20%	Individualized corporate and personal performance targets and development goals for each NEO
Total:	100%
(1)	Working capital changes represent the sum of changes in assets and liabilities as presented within the operating activities section of the Statement of Cash Flows.
(2)	The CNG Committee determined that public disclosure of the specific Strategic Measure Objectives and Individual Performance Measures could cause competitive harm to the Company and is not material to an understanding of fiscal year 2019 executive compensation.

Short-Term Incentives were Awarded for Fiscal Year 2019

The CNG Committee determined the Company’s performance against each Financial, Operational, and Strategic Performance Measure. The CNG Committee also determined the CEO’s performance against his Individual Performance Measures, and the CEO determined each other executive officer’s performance against his unique Individual Performance Measures.

The scores for all measures were converted to a percentage of the target achieved and multiplied by the percent weight assigned to each measure. The results were totaled.

40	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 2

TABLE 4 – ACTUAL PERFORMANCE VERSUS PERFORMANCE MEASURES FOR FISCAL YEAR 2019

Measure	% of Target Achieved	Weight	Jensen	Heissenbuttel	Breeze*	Isto	Kirchhoff
OCF vs GDX Constituents	185%	20%	36.9%	36.9%	36.9%	36.9%	36.9%
Net GEO Production	88%	10%	8.8%	8.8%	8.8%	8.8%	8.8%
Cost Containment	160%	10%	16.0%	16.0%	16.0%	16.0%	16.0%
Capital Deployment	89%	15%	13.3%	13.3%	13.3%	13.3%	13.3%
Voisey’s Bay Litigation	100%	10%	10.0%	10.0%	10.0%	10.0%	10.0%
Financial Strength	100%	5%	5.0%	5.0%	5.0%	5.0%	5.0%
Peak Gold	25%	10%	2.5%	2.5%	2.5%	2.5%	2.5%
Individual Performance		20%	20.0%	22.2%	22.3%	23.2%	21.8%
Total Score		100%	112.5%	114.7%	114.8%	115.7%	114.3%
*	Mr. Breeze’s employment began on January 1, 2019.

The total score was divided by 100 and multiplied by the midpoint of each NEO’s short-term incentive range, as described above. As indicated in Table 5, the NEOs as a group were awarded short-term incentives slightly above target.

TABLE 5 – ACTUAL SHORT-TERM INCENTIVE AWARDS FOR FISCAL YEAR 2019

	Jensen	Heissenbuttel	Breeze*	Isto**	Kirchhoff
Target (Midpoint of Short-Term Incentive Range)	$800,000	$376,500	$131,250	$316,500	$310,500
Individual Total Score/100	1.13	1.15	1.15	1.16	1.14
Actual Short-Term Incentive	$900,000	$432,000	$151,000	$366,000	$355,000
*	Mr. Breeze’s employment began on January 1, 2019. His target short-term incentive award was pro-rated for six months of employment. Mr. Breeze’s non-equity incentive plan compensation is paid in Swiss Francs (“CHF”). The amounts shown are the United States Dollar (“USD”) equivalent. The CHF to USD conversion rate for fiscal year 2019 non-equity incentive plan compensation was 1.00, based on the average foreign exchange (“FX”) rates for the period January 1, 2019 through July 31, 2019.
**	Mr. Isto’s non-equity incentive plan compensation is paid in Canadian Dollars (“CAD”). The amounts shown are the USD equivalent. The CAD to USD conversion rate for fiscal year 2019 non-equity incentive plan compensation was 0.76, based on the average 30-day FX rates for the period ending July 31, 2019.

3. Long-Term Incentive Awards

Our Long-Term Incentives Align Management’s Objectives with Stockholders’ Interests

Long-term incentive compensation is designed to encourage executive officers to manage the Company’s business for the long term by delivering a significant portion of each officer’s potential total direct compensation at a future date.

●	The CNG Committee administers the 2015 Omnibus Long-Term Incentive Plan (“2015 LTIP”) by:
●	Undertaking a careful risk analysis to assure that executive officers are guided by appropriate incentives while discouraging excessive risk-taking;
●	Establishing Performance Measures designed to align management’s objectives with stockholders’ long-term interests and Company strategy;
●	Considering the degree to which financial, operational and strategic goals and objectives have been met; and
●	Determining the equity awards for our NEOs each year.
●	Annual long-term incentive awards are driven primarily by:
●	The Company’s achievement of performance goals that are consistent with Company strategy and generate long-term returns for stockholders; and
●	The Company’s overall goal to maintain total direct compensation at the mean of our compensation benchmarking peers.

We Use Three Forms of Equity Awards, Each Serving a Different Purpose

1. STOCK OPTIONS AND STOCK-SETTLED STOCK APPRECIATION RIGHTS

Stock options and Stock-Settled Stock Appreciation Rights (“SARs”) are considered long-term awards and are intended to promote sustainable business results by encouraging management to achieve share price appreciation. A SAR is a right to receive, upon exercise, the excess of the fair market value of one share of stock on the date of exercise over the grant price of the SAR. SARs are settled in shares of the Company’s common stock. The grant price for options and SARs is the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant. Options and SARs have ten-year terms, and vest in equal annual increments over three years beginning on the first anniversary of the grant. Once granted, options and SARs are not subject to any future price adjustment.

Our U.S.-based executives are typically awarded the first $100,000 in value of stock options in the form of incentive stock options (the limit for incentive stock options under the Internal Revenue Code) and amounts above $100,000 are typically awarded in the form of SARs. Our executives based in Canada and Switzerland typically are awarded the entire value in SARs.

2. RESTRICTED STOCK

Awards of restricted stock and restricted stock units (“RSUs”) focus on retention by securing the long-term commitment of our executives. Restricted stock and RSUs vest in equal annual increments on the third, fourth, and fifth anniversaries of the date of grant.

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PROPOSAL 2

Shares of restricted stock awarded to our U.S.-based executives are considered issued and outstanding with respect to which executives may vote and receive dividends paid in the ordinary course to other Royal Gold stockholders. RSUs awarded to our Canada- and Switzerland-based executives do not entitle them to vote or receive dividends, although they receive a cash payment (or dividend equivalent) in the amount of declared dividends at the time dividends are paid.

In addition to service-based vesting requirements for restricted stock awards, the CNG Committee introduced a performance-based vesting requirement beginning with restricted stock awards made to NEOs in August 2012. For restricted stock awarded before August 2015, all stock underlying an annual award would have been forfeited if the Company failed to meet an Adjusted EBITDA hurdle established for the fiscal year for which the award was made. For awards made since August 2015, the CNG Committee requires the Company to achieve the Net Revenue Target before the NEOs become entitled to receive such awards. The CNG Committee reasons that there may be times when the health of the Company does not allow for restricted stock awards or RSUs, and these hurdles establish a threshold below which corporate performance is not sufficient to justify vesting the awards.

For restricted stock awards made for fiscal year 2019, the Net Revenue Target was $260  million. The Company achieved Net Revenue of $333 million in fiscal year 2019, making the NEOs eligible to vest in these shares if the service requirement is also met.

3. PERFORMANCE STOCK

Performance stock awards are intended to provide significant incentive to achieve long-term revenue growth and share price appreciation. Performance shares can be earned only if performance goals are met within defined measuring periods. If the performance goals are not achieved by the end of the applicable measuring period, the shares are forfeited. Performance shares are not considered issued and outstanding shares with respect to which executives may vote or receive dividends and cannot vest until the CNG Committee determines that performance objectives are met. Performance shares are settled with shares of the Company’s common stock when they vest.

All performance shares awarded prior to August 2015 have vested or lapsed. Beginning with performance shares awarded in August 2015 for fiscal year 2016, the CNG Committee has awarded performance shares with the following characteristics:

●	One-half may vest upon the Company’s achievement of growth in annual Net GEOs (“GEO Shares”) between defined threshold and maximum growth levels prior to the end of the fifth fiscal year following the grant date. Growth in annual Net GEOs measures success in growing our business, whether by acquiring new streams and royalties ourselves or by realizing reserve expansion by our mine operators. For purposes of determining eligibility to vest performance share awards, Net GEOs are calculated in the same manner as for short-term incentive awards; but meeting or exceeding this measure depends upon the Company’s success in continually acquiring new, revenue-producing stream and royalty assets. Growth by acquisition and reserve expansion is a key strategic objective of the Company; and
●	One-half may vest based on the Company’s achievement of TSR compared to the TSRs of the GDX Constituents (“TSR Shares”) between defined threshold and maximum levels. TSR Shares are eligible to vest for defined one- and three-year measuring periods, and only if the executive remains in continuous service to the Company until the end of the third fiscal year following the grant date. Relative TSR measures the value created for our stockholders over one- and three-year periods. Achieving the highest TSR among our industry peers is a key strategic objective of the Company.

GEO Shares and TSR Shares may vest by linear interpolation in a range between zero shares if the corresponding threshold metric is met; to 100% of GEO Shares and TSR Shares awarded if the corresponding target metric is met; to 200% of the GEO Shares and TSR Shares awarded if the corresponding maximum metric is met or exceeded.

The specific goals for awarding performance shares for fiscal years 2016 through 2019, and the Company’s results compared to these goals, were:

GEO Shares Goal: Add, within five fiscal years after any grant date, a specific number of Net GEOs over the actual Net GEOs held by the Company in the fiscal year preceding the grant date. The CNG Committee established specific threshold, target and maximum Net GEO growth goals for fiscal year 2019. The specific goals are not disclosed here because the CNG Committee determined that public disclosure of them could cause competitive harm to the Company and does not believe that the figures themselves are material to an understanding of the GEO Shares.

Growth in actual Net GEO volume achieved during each of fiscal years 2016 and 2017 exceeded the number of additional Net GEOs required to vest GEO Shares at the target level for each award. Actual Net GEO growth achieved during fiscal year 2018 was sufficient to vest an incremental number of GEO Shares awarded for fiscal years 2016 and 2017, but was insufficient to vest any GEO Shares awarded for fiscal year 2018. Net GEO growth achieved during fiscal year 2019 was insufficient to vest any GEO Shares awarded for fiscal years 2016 through 2019. Vesting of GEO Shares awarded for fiscal years 2016 through 2019 is summarized as follows:

42	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 2

TABLE 6 – GEO SHARE VESTING THROUGH JUNE 30, 2019

Awarded for Fiscal Year	Cumulative Percentage of Target Net GEO Production as of:		Vesting Result:	Cumulative Percentage of Target GEO Shares Vested
2016	6/30/2016	121%	Between Target and Maximum	121%
	6/30/2017	190%	Incremental additional shares	190%
	6/30/2018	198%	Incremental additional shares	198%
	6/30/2019	198%	No vesting	198%
2017	6/30/2017	107%	Between Target and Maximum	107%
	6/30/2018	109%	Incremental additional shares	109%
	6/30/2019	109%	No vesting	109%
2018	6/30/2018	0%	No vesting	0%
	6/30/2019	0%	No vesting	0%
2019	6/30/2019	0%	No vesting	0%

TSR Shares Goal: Achieve the highest percentile in TSR among the GDX Constituents for defined 1- and 3-year periods. With respect to TSR Shares awarded for a fiscal year:

●	One-half will be evaluated for the three-year measuring period ending on June 30 of the third fiscal year after the grant date (“3-Year TSR Shares”); and
●	One-half will be evaluated for vesting in equal one-third increments for each one-year measuring period ending on June 30 of the first, second and third fiscal years after the grant date (“1-Year TSR Shares”).

Awards of 3-Year TSR Shares and 1-Year TSR Shares that are determined to vest will be settled following June 30 of the third fiscal year after the grant date, when and if the CNG Committee determines that the TSR goal has been met or exceeded. In order to receive any TSR Shares, executives must remain in continuous service to the Company through the third anniversary of the grant date. Eligibility to vest TSR Shares will lapse as to any that do not vest at the end of their three-year or one-year measuring period.

TABLE 7 – TSR SHARE VESTING THRESHOLDS

Metric	Total Shareholder Return	Vesting
Threshold	Less than 50th percentile	0% of target shares awarded
Target	75th percentile	100% of target shares awarded
Maximum	100th percentile	200% of target shares awarded

Table 8 summarizes the TSR Shares awarded for fiscal years 2017 through 2019, the Company’s TSR percentile compared to the GDX Constituents for each of these fiscal years, and the determinations of the CNG Committee with respect to such awards.

TABLE 8 – TSR SHARES VESTING THROUGH JUNE 30, 2019

Awarded for Fiscal Year	Tranche	Percentile Achieved		CNG Committee Vesting Determination
2017	1-Year, tranche 1	89	th	Vested by linear interpolation between target and maximum*
	1-Year, tranche 2	80	th	Vested by linear interpolation between target and maximum*
	1-Year, tranche 3	47	th	Percentile below threshold; shares forfeited
	3-Year	89	th	Vested by linear interpolation between target and maximum
2018	1-Year, tranche 1	80	th	Vested by linear interpolation between target and maximum*
	1-Year, tranche 2	47	th	Percentile below threshold; shares forfeited
	1-Year, tranche 3	n/a		Not yet subject to evaluation
	3-Year	n/a		Not yet subject to evaluation
2019	1-Year, tranche 1	47	th	Percentile below threshold; shares forfeited
	1-Year, tranche 2	n/a		Not yet subject to evaluation
	1-Year, tranche 3	n/a		Not yet subject to evaluation
	3-Year	n/a		Not yet subject to evaluation
*	Vesting subject to recipient meeting the three-year continuous service requirement.
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PROPOSAL 2

Annual Compensation Process

The CNG Committee Leads the Annual Executive Compensation-Setting Process, with Involvement from its Independent Compensation Consultant and Management

ROLES AND RESPONSIBILITIES IN THE ANNUAL COMPENSATION PROCESS

CNG Committee
●Three directors; independence determined annually under securities, tax and listing rules
●Oversees administration of policies governing executive compensation
●Reviews stockholder feedback and trends in executive compensation design
●Reviews and sets compensation philosophy, objectives and design; reviews annually with Board of Directors
●Ensures alignment with strategic goals and stockholder value through establishment of Performance Measures and goals consistent with Company strategy and long-term value creation for stockholders
●Determines whether Performance Measures were or were not met
●Conducts annual assessment of CEO performance, with input from all Independent Directors
●Determines CEO compensation without presence of CEO or other management
●Considers, without being bound by, advice and recommendations from consultant and CEO concerning NEO compensation
●Determines NEO compensation

Management
●Solicits feedback annually from major stockholders concerning executive compensation plan
●Provides input to CNG Committee on strategy and program design
●Develops initial recommendations for short- and long-term incentives based on achievement of Performance Measures

Independent Compensation Consultant
●Retained annually by the CNG Committee; independence determined annually by CNG Committee
●Performs work at direction and under supervision of the CNG Committee
●Provides expertise on compensation design, market practices, peer group construction and benchmarking
●Benchmarks NEO and director compensation in alternating years
●Provides in-depth review of and recommendations for compensation framework and design

The CNG Committee commissions external reviews of executive and director compensation in alternating years to balance consulting costs with the need to achieve consistency with market compensation practices. The CNG Committee first retained Hugessen in fiscal year 2015 to provide independent advice on the Company’s executive compensation framework and design, as well as related governance matters. Since then, the CNG Committee included Hugessen’s director and executive compensation reports in its deliberations on compensation design and award.

The CNG Committee uses the independence factors prescribed by the SEC and Nasdaq to assess the independence of its compensation consultants on an annual basis. Each year, the CNG Committee determined that, at all relevant times, no conflict of interest exists regarding Hugessen’s work.

The CNG Committee’s compensation consultant provides no services to management. Instead, the CNG Committee determines the nature and scope of the desired consulting services and enters into a consulting agreement directly with the independent consultant. The CNG Committee Chairman approves all statements for services performed.

Members of Royal Gold’s management do not have authority to make off-cycle or ad-hoc equity grants. In the event of a new hire grant, approval is obtained prior to any grant being made either at a regularly scheduled CNG Committee meeting or by unanimous written consent of the CNG Committee.

44	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 2

We Establish Relevant Comparator Groups and Conduct Executive Compensation Benchmarking

We Select Benchmarking Peers that Match Our Industry, Business Model and Market Cap

The CNG Committee reviews and selects executive compensation peers annually based primarily on similar industry profile and size as measured by market capitalization. Our compensation peer group includes our closest direct streaming and royalty competitors, while the remainder of the group includes comparably-sized gold and silver mining companies.

Many of our largest investors have told us repeatedly in recent years that they consider our gold-focused peer group to be the most relevant and appropriate for compensation and performance benchmarking purposes. Following is a comparison between the peer group selected by the CNG Committee during its work with Hugessen on executive compensation in calendar 2018 and those selected by Glass-Lewis and Institutional Shareholder Services (“ISS”) in 2018:

TABLE 9 – COMPARISON OF PEER GROUPS SELECTED BY THE COMPANY AND PROXY ADVISORS

Company Peer Group	Glass-Lewis Peer Group	ISS Peer Group
✓Includes publicly traded companies with similar industry profile and size as measured by market capitalization (see Table 10 below)
✓Includes both of our closest direct streaming and royalty competitors
✓Includes comparably-sized gold and silver mining companies
✓Selected peers mostly unchanged since fiscal year 2013(1)
✓Includes nine Canadian companies(2)
✓Included all of our peer selections, plus four additional gold companies ✓Included thirteen Canadian companies(2)
✕Includes neither of our principal streaming and royalty competitors
✕Includes only two precious metals companies
✕Includes companies in agricultural products; fertilizer; industrial, specialty, and laboratory chemicals; human and animal nutrition; nickel/cobalt alloys; sealants, lubricants and coatings; biofuels; polymers and other unrelated industries
✕ISS-selected peers generally trade on market fundamentals that are different and off-cycle from those driving the precious metals business
✕Includes no Canadian companies(2)

(1)

The Company peer group is reviewed annually. Since 2013, changes to the peer group were made either to account for merger and acquisition activity in the peer group or to better position the Company among its peers according to size, as measured by market capitalization.

(2)

According to S&P CapitalIQ, as of June 30, 2019: (i) there are only two publicly traded precious metals companies (including Royal Gold) incorporated in the United States having a market capitalization greater than $1 billion, compared to 22 such companies in Canada; and (ii) the peers selected most recently by ISS averaged approximately one-ninth the market capitalization of Royal Gold. We believe that a fair compensation peer group, in terms of both industry profile and size, cannot be selected for Royal Gold without including Canadian entities.

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PROPOSAL 2

TABLE 10 – COMPANY COMPARISONS TO COMPANY SELECTED PEER GROUP

		As of June 30, 2018 (In USD Millions)
Company	Primary Industry	Market Capitalization ($)	Last 12 Months’ EBITDA ($)
Agnico Eagle Mines Limited	Gold	10,662	864
B2Gold Corporation	Gold	2,555	432
Centerra Gold Inc.	Gold	1,622	410
Coeur Mining, Inc.	Silver	1,414	205
Eldorado Gold Corporation	Gold	801	140
Franco-Nevada Corporation	Gold	13,572	521
Hecla Mining Company	Silver	1,394	220
IAMGOLD Corporation	Gold	2,717	362
New Gold Inc.	Gold	1,206	205
Pan American Silver Corp.	Silver	2,743	297
Wheaton Precious Metals Corporation	Silver	10,231	577
75th Percentile		7,115	454
Median		2,636	345
25th Percentile		1,409	216
Average		4,583	380
Royal Gold, Inc.	Gold	6,077	329
Percentile		P70	P40
Data source: S&P CapitalIQ

We Compare Our Executive Officer Compensation Against Our Benchmarking Peers

For fiscal year 2019, the CNG Committee adjusted base salary in two respects: a 3.6% cost of living increase based upon the July 2018 United States Department of Labor Bureau of Labor Statistics study for the Denver area, where the Company’s headquarters is located; and, where appropriate, adjustments believed necessary to align NEOs at or near the mean salaries of its benchmarking peers.

Key Compensation Policies and Practices

Employment Agreements

Royal Gold entered into employment agreements with each of Messrs. Jensen, Heissenbuttel, Isto and Kirchhoff effective July 1, 2016. In the case of Messrs. Jensen, Heissenbuttel and Kirchhoff, these employment agreements superseded and replaced the employment agreements entered into in September 2013. Each of the employment agreements were amended effective December 15, 2017. Effective January 1, 2019, Mr. Isto’s employment agreement was terminated and replaced with an employment agreement on substantially the same terms and conditions between Mr. Isto and the Company’s wholly-owned subsidiary, Royal Gold Corporation. Also effective January 1, 2019, Mr. Breeze entered into an employment contract with the Company’s wholly-owned subsidiary, RGLD Gold AG.

Pursuant to Mr. Jensen’s employment agreement, Mr. Jensen will continue to serve as the Company’s President and Chief Executive Officer until his announced retirement date, January 2, 2020. Pursuant to his employment agreement, Mr. Heissenbuttel will continue to serve as Chief Financial Officer and Vice President Strategy until his appointment as President and Chief Executive Officer becomes effective on January 2, 2020, and the Company and Mr. Heissenbuttel intend to enter into a new employment contract on or before January 2, 2020, reflecting his new role as CEO. Pursuant to their individual employment agreements, Mr. Kirchhoff will continue to serve as the Vice President, General Counsel and Secretary; Mr. Isto will continue to serve as Vice President Operations, Royal Gold Corporation; and Mr. Breeze will continue to serve as Vice President Corporate Development, RGLD Gold AG. The employment agreements with Messrs. Kirchhoff and Isto are for one-year terms and renew automatically for four consecutive one-year periods. Mr. Kirchhoff’s employment agreement will expire on June 30, 2021, and Mr. Isto’s employment agreement will expire on December 31, 2023, unless, in either case, the Company or the executive timely elects not to renew the term of the employment agreement, or unless the employment agreement is otherwise terminated in accordance with its terms. Mr. Breeze’s employment contract is of indefinite term under Swiss law. As described below under the heading Potential Payments Upon Termination or Change of Control (page 54), each employment agreement provides for severance compensation in certain events. None of the employment agreements provide for excise tax gross-ups for change-in-control provisions.

46	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 2

Benefit Programs

Benefit programs for the executive officers are common in design and purpose to those for all of our employees in the United States, Canada and Switzerland and, to the extent appropriate in the country of employment taking into account applicable local legal requirements, include an opportunity to participate in various health and welfare benefit programs. We share the cost of certain health and retirement benefit programs with our employees. The Company, itself or through its Canadian and Swiss subsidiaries, provides retirement plans for our U.S., Canadian and Swiss employees. The U.S. plan is a Salary Reduction/Simplified Employee Pension Plan (“SARSEP Plan”), in which all U.S. employees are eligible to participate. The Canadian plan is a Group Registered Retirement Savings Plan (“Group RRSP”), in which all Canadian employees are eligible to participate. The SARSEP Plan and Group RRSP are voluntary plans. The plan for Swiss employees is regulated by Swiss statutes, is mandated for all Swiss employees within defined limits, and provides for employees’ retirement, survivors, and disability insurance (“Pension Plan”).

The SARSEP Plan and Group RRSP allow employees to reduce their pre-tax salary, subject to certain regulatory limitations, and to put this money into a tax-deferred investment plan. The Company may make non-elective contributions to the employee’s SARSEP Plan and Group RRSP, up to 7% of an individual’s annual salary and short-term incentive, subject to limits. Employer contributions to the employee’s SARSEP Plan or Group RRSP are immediately 100% vested. Total employee and employer contributions to the SARSEP Plan and Group RRSP are subject to annual regulatory limitations. The Swiss subsidiary pays approximately 50% of the contributions to the Pension Plan according to the applicable regulations of the pension scheme provider. The contribution due is a percentage of the relevant covered salary and depends on the age of the Swiss employee.

Perquisites

The Company generally does not provide perquisites or other special benefits to executive officers.

Executive Stock Ownership Guidelines

Royal Gold’s stock ownership requirements encourage its NEOs to achieve and maintain a minimum investment in the Company’s common stock at levels set by the CNG Committee. The requirement incentivizes our NEOs to focus on improving long-term stockholder value and aligns the interests of management and stockholders. The requirement is set as a number of shares that is equivalent to a multiple of the NEO’s base salary. Unexercised stock options and SARs and unearned performance shares are not considered owned for purposes of the program.

There is no timeframe in which the NEOs must meet ownership targets. The program also requires each NEO to hold an aggregate of fifty percent (50%) of the shares of stock acquired pursuant to any grant of options, SARs restricted stock or performance stock, net of any shares sold to cover withholding taxes, until such executive officer reaches his or her ownership target. All NEOs are in compliance with the ownership requirements, other than Daniel Breeze, Vice President Corporate Development, RGLD Gold AG, who joined the Company on January 1, 2019 (see Table 11 below, calculated as of September 23, 2019).

In order to align the interests of management and stockholders, Royal Gold’s policy precludes NEOs from hedging their investments in the Company’s common stock and from pledging their investments in the Company’s common stock.

TABLE 11 – NEO STOCK OWNERSHIP SUMMARY

Role	Guideline Value of Common Stock to be Owned	Actual Value Owned
President and CEO	4x Salary	6.8x Salary
Chief Financial Officer and VP Strategy	2x Salary	19.2x Salary
VP Corporate Development	2x Salary	1.1x Salary
VP Operations	2x Salary	6.7x Salary
VP, General Counsel and Secretary	2x Salary	13.6x Salary

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit on the amount that a public company may deduct for compensation paid in any one year to the Company’s Chief Executive Officer and certain other NEOs. Prior to passage and signing of the Tax Reform and Jobs Act of 2017 (the “Tax Act”), the limitation did not apply to compensation meeting the requirements under Section 162(m) for “qualifying performance based” compensation. Now that the exemption for performance-based compensation has been repealed by the Tax Act, the CNG Committee expects that compensation granted for or paid in 2019 and future tax years will not be fully deductible for income tax purposes. The CNG Committee intends to maintain the pay-for-performance alignment of our incentive compensation programs and believes the interests of our stockholders are best served by not limiting the CNG Committee’s discretion and flexibility in crafting compensation plans and arrangements, even though some compensation awards may result in non-deductible compensation expenses.
www.royalgold.com	47

PROPOSAL 2

Post-Termination Compensation

The Company does not provide pension or other retirement benefits apart from the SARSEP Plan, Group RRSP Plan and Pension Plan, each described above. The Company provides certain post-termination benefits pursuant to the terms of the LTIP and the employment agreements described above under “Employment Agreements” on page 46 and below under the section titled “Potential Payments Upon Termination or Change of Control” on page 54. None of the employment agreements provide for excise tax gross-ups for change-in-control provisions.

Risk Assessment of Compensation Policies and Practices

The Company’s executive compensation program is designed to support its ability to recruit, retain and reward high-performing executive officers who will drive growth, profitability and increased long-term stockholder value, while managing the Company responsibly over both the long- and short-term, and while maintaining the Company’s strong reputation. The CNG Committee believes that the Company’s executive compensation is an appropriate balance of competitive salary and attractive short- and long-term incentives that: (a) are based upon achievement of many of the same Performance Measures used by the Board of Directors to chart our corporate strategy and evaluate the Company’s success in achieving that strategy; (b) use multiple Performance Measures to avoid placing excessive emphasis on any single measure; and (c) provide opportunity to earn higher-than-target compensation through consistent superior corporate and individual performance. Management and the CNG Committee believe the executive compensation program provides strong incentives to manage for the long term while avoiding excessive risk-taking in the short term.

Executive Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation of the Company’s NEOs for fiscal years 2019, 2018, and 2017.

Name and Principal Position	Year (fiscal)	Salary ($)	Bonus ($)		Non-Equity Incentive Plan Compensation ($)	Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Tony Jensen	2019	800,000	—		900,000	1,408,258	732,791	33,939	3,874,988
President and Chief	2018	750,000	—		750,000	1,552,322	820,850	32,738	3,905,910
Executive Officer	2017	720,000	—		733,000	1,172,404	638,386	31,389	3,295,179
William Heissenbuttel	2019	502,000	—		432,000	539,175	278,755	32,784	1,784,714
Chief Financial Officer	2018	485,000	—		355,000	558,778	295,351	37,370	1,731,499
and Vice President Strategy	2017	470,000	—		345,000	486,947	265,195	38,389	1,605,531
Dan Breeze(4)	2019	350,000	—		151,000	214,248	100,065	17,119	832,432
Vice President
Corporate Development
RGLD Gold AG
Mark Isto(5)	2019	430,000	—		366,000	465,306	240,416	33,387	1,535,109
VP Operations	2018	390,000	—		276,000	524,531	277,374	30,601	1,498,506
Royal Gold Corporation	2017	350,000	—		266,000	426,390	232,162	13,446	1,287,998
Bruce C. Kirchhoff	2019	414,000	—		355,000	385,741	198,662	32,686	1,386,089
Vice President, General Counsel	2018	400,000	10,000	(6)	289,000	434,655	229,864	32,171	1,395,690
and Secretary	2017	386,000	—		287,000	399,907	217,282	31,074	1,321,263

48	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 2

(1)

Amounts shown reflect the total grant date fair value of restricted stock awards/units and performance stock awards, determined in accordance with ASC 718, made during fiscal years 2019, 2018, and 2017. Performance stock awards made in fiscal years 2017 through 2019 are shown at 100% of target performance. The fair value of the performance stock awards on the date of grant made during fiscal year 2019 assuming target and highest level of payout of performance shares was as follows:

	Grant Date Value of Performance Award
Name	At Target ($)	At Maximum ($)
Tony Jensen	754,548	1,509,097
William Heissenbuttel	288,884	577,768
Dan Breeze	112,680	225,360
Mark Isto	249,217	498,433
Bruce C. Kirchhoff	206,962	413,924
Amounts shown do not represent cash payments made to the individuals, amounts realized or amounts that may be realized. Refer to Note 7 to the Company’s consolidated financial statements contained in the Company’s 2019 Annual Report on Form 10-K filed with the SEC on August 8, 2019, for a discussion on the valuation of the restricted stock and performance stock awards.
(2)	Amounts shown reflect the total grant date fair value of stock options and SARs, determined in accordance with ASC 718 using the Black-Scholes-Merton option-pricing model, awarded during fiscal years 2019, 2018 and 2017. Amounts shown do not represent cash payments made to the individuals, amounts realized, or amounts that may be realized. Refer to Note 7 to the Company’s consolidated financial statements contained in the Company’s 2019 Annual Report on Form 10-K filed with the SEC on August 8, 2019, for a discussion of the assumptions used in valuation of stock option and SARs awards.
(3)	All Other Compensation includes the following:
Name	Year (fiscal)	Employer SARSEP Contributions ($)	Life and Accidental Death & Dismemberment Insurance Premiums ($)	Long-Term Disability Insurance Premiums ($)	Total All Other Compensation ($)
Tony Jensen	2019	32,250	864	825	33,939
	2018	31,049	864	825	32,738
	2017	29,700	864	825	31,389
William Heissenbuttel	2019	31,095	864	825	32,784
	2018	35,681	864	825	37,370
	2017	36,700	864	825	38,389
Dan Breeze	2019	17,119	—	—	17,119
Mark Isto	2019	29,473	1,970	1,944	33,387
	2018	26,862	1,963	1,776	30,601
	2017	10,278	1,656	1,512	13,446
Bruce C. Kirchhoff	2019	30,997	864	825	32,686
	2018	35,681	864	825	32,171
	2017	29,385	864	825	31,074
(4)	Mr. Breeze was not considered a Named Executive Officer until January 1, 2019. Mr. Breeze’s salary and non-equity incentive plan compensation are paid in Swiss Francs (“CHF”). The amounts shown are the United States Dollar (“USD”) equivalent. The CHF to USD conversion rate for fiscal year 2019 salary and non-equity incentive plan compensation was 1.00, based on the average foreign exchange (“FX”) rates for the period January 1, 2019 through July 31, 2019.
(5)	Mr. Isto’s salary and non-equity incentive plan compensation are paid in Canadian Dollars (“CAD”). The amounts shown are the USD equivalent. The CAD to USD conversion rate for fiscal year 2019 salary and non-equity incentive plan compensation was 0.76, based on the average 30-day FX rates for the period ending July 31, 2018 (salary) and July 31, 2019 (non-equity incentive plan compensation).
(6)	Represents a cash award of $10,000 for Mr. Kirchhoff’s role in preparing the Voisey’s Bay litigation for trial in the first quarter of fiscal year 2019.

The Company provides a SARSEP Plan (US employees), Group RRSP (Canadian employees), and Pension Plan (Swiss employees), and life and disability benefits to all of its employees. The Company matches employee contributions to the SARSEP Plan, Group RRSP, and Pension Plan up to 7% of an individual’s aggregate annual salary and short-term incentive, subject to limits (see “Benefit Programs” on page 47).

www.royalgold.com	49

PROPOSAL 2

Grants of Plan-Based Awards in Fiscal Year 2019

This table provides information regarding stock-based awards granted during fiscal year 2019 to the NEOs.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units(2)		All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Prices of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
		Target	Maximum
		(#)	(#)	(#)		(#)	($/sh)	($)
Tony Jensen		13,125	26,250					754,548
	8/21/2018			8,410				653,709
						28,010	77.73	732,791
William Heissenbuttel		5,025	10,050					288,884
	8/21/2018			3,220				250,291
						10,720	77.73	278,755
Dan Breeze		1,800	3,600					112,680
	01/02/2019			1,200	*			101,568
						3,500	84.64	100,065
Mark Isto		4,335	8,670					249,217
	8/21/2018			2,780	*			216,089
						9,260	77.73	240,416
Bruce C. Kirchhoff		3,600	7,200					206,962
	8/21/2018			2,300				178,779
						7,670	77.73	198,662
*	Represents restricted stock units.
(1)	Represents performance stock awards, TSR Shares, and GEO Shares, which will vest upon achievement of target performance or market objectives within three or five years of the grant date, respectively. If target performance or market objectives are not met within three or five years of the grant, the performance stock awards will expire. Refer to Note 7 to the Company’s consolidated financial statements contained in the Company’s 2019 Annual Report on Form 10-K filed with the SEC on August 8, 2019, for a discussion on the valuation and vesting of the TSR Shares and GEO Shares. Amounts shown in the “Target” column represent payout for 100% achievement of the target objectives, while amounts shown in the “Maximum” column represent 200% payout for achievement of the maximum objectives. Each TSR Share or GEO Share, if earned, will be settled with a share of Royal Gold common stock. The closing price of Royal Gold’s common stock on the Nasdaq Global Select Market on the date of grant was $77.73 for each of the NEOs other than Mr. Breeze, and $84.64 for Mr. Breeze. Performance stock awards are not issued and outstanding shares upon which NEOs may vote or receive dividends.
(2)	Represents (i) shares of performance-based restricted stock awarded to each NEO other than Messrs. Breeze and Isto that vest based on continued service after meeting a threshold corporate performance goal, and (ii) shares of performance-based restricted stock units awarded on the same terms and conditions to Messrs. Breeze and Isto. The closing price of Royal Gold’s common stock on the Nasdaq Global Select Market on the date of grant was $77.73 for each of the NEOs other than Mr. Breeze, and $84.64 for Mr. Breeze. Shares of restricted stock and restricted stock units granted during fiscal year 2019 will vest ratably over three years commencing on the third anniversary of the grant date. Accordingly, one-third of the shares awarded to Messrs. Jensen, Heissenbuttel, Isto and Kirchhoff will vest on August 21 of each of the years 2021, 2022 and 2023. Similarly, one-third of the units awarded to Mr. Breeze will vest on January 2 of each of the years 2022, 2023 and 2024. Shares of restricted stock are issued and outstanding shares of common stock which have voting rights and upon which the NEOs other than Messrs. Breeze and Isto received dividends calculated at the same rate paid to other stockholders. Restricted stock units awarded to Messrs. Breeze and Isto do not entitle them to vote or receive dividends, although they receive a cash payment (or dividend equivalent) in the amount of declared dividends at the time dividends are paid.
(3)	Represents stock option and SARs awards that vest ratably over three years commencing on the first anniversary of the grant date. Accordingly, one-third of the stock options and SARs awarded to Mr. Jensen, Heissenbuttel, Isto and Kirchhoff will become exercisable on August 21 of each of the years 2019, 2020 and 2021. Amounts for Messrs. Jensen, Heissenbuttel, Isto and Kirchhoff include SARs awards representing 26,724, 9,434, 7,974 and 6,384 shares, respectively, and 1,286 stock option awards for each individual. One-third of the SARs awarded to Mr. Breeze will become exercisable on January 2 of each of the years 2020, 2021 and 2022. The amount shown for Mr. Breeze does not include a stock option award.
(4)	Exercise or base price is the closing price of the Company’s common stock on the Nasdaq Global Select Market on the grant date.
(5)	Amounts shown represent the total fair value of awards (at target) calculated as of the grant date in accordance with ASC 718 and do not represent cash payments made to the individuals, amounts realized or amounts that may be realized.

50	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 2

Outstanding Equity Awards at 2019 Fiscal Year End

This table provides information about the total outstanding stock options, SARs, shares of restricted stock and performance stock awards for each of the NEOs as of June 30, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)		Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Tony Jensen	—	7,153	(6)	83.29	8/16/2026
	—	17,047	(7)	87.42	8/23/2027
	—	28,010	(8)	77.73	8/21/2028
						3,600	(9)	368,964
						8,484	(10)	869,525
						7,590	(11)	777,899
						9,320	(12)	955,207
						8,410	(13)	861,941
									8,750	(14)	896,788
									8,750	(15)	896,788
									104	(16)	10,659
									3,601	(17)	369,066
									7,890	(18)	808,646
									9,680	(19)	992,103
									9,680	(20)	992,103
William Heissenbuttel	17,386	—		56.54	8/20/2025
	5,947	2,973	(6)	83.29	8/16/2026
	3,067	6,133	(7)	87.42	8/23/2027
	—	10,720	(8)	77.73	8/21/2028
						1,400	(9)	143,486
						3,473	(10)	355,948
						3,150	(11)	322,844
						3,350	(12)	343,342
						3,220	(13)	330,018
									3,350	(14)	343,342
									3,350	(15)	343,342
									42	(16)	4,305
									1,497	(17)	153,428
									3,280	(18)	336,167
									3,490	(19)	357,690
									3,490	(20)	357,690
Dan Breeze	—	3,500	(21)	84.64	1/2/2029
						1,200	(22)	122,988
									1,200	(23)	122,988
									1,200	(24)	122,988

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PROPOSAL 2

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)		Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Mark Isto	2,500	—		65.85	1/5/2025
	5,000	—		56.54	8/20/2025
	5,207	2,603	(6)	83.29	8/16/2026
	2,880	5,760	(7)	87.42	8/23/2027
	—	9,260	(8)	77.73	8/21/2028
						833	(25)	85,374
						3,333	(10)	341,599
						2,760	(11)	282,872
						3,150	(12)	322,844
						2,780	(13)	284,922
									2,890	(14)	296,196
									2,890	(15)	296,196
									38	(16)	3,895
									1,310	(17)	134,262
									2,870	(18)	294,146
									3,270	(19)	335,142
									3,270	(20)	335,142
Bruce C. Kirchhoff	4,873	2,437	(6)	83.29	8/16/2026
	2,387	4,773	(7)	87.42	8/23/2027
	—	7,670	(8)	77.73	8/21/2028
						1,400	(9)	143,486
						2,891	(10)	296,299
						2,590	(11)	265,449
						2,610	(12)	267,499
						2,300	(13)	235,727
									2,400	(14)	245,976
									2,400	(15)	245,976
									35	(16)	3,587
									1,227	(17)	125,755
									2,690	(18)	275,698
									2,710	(19)	277,748
									2,710	(20)	277,748
(1)	Represents shares of common stock underlying stock options and SARs. Stock options and SARs vest ratably over three years commencing on the first anniversary of the grant date.
(2)	Represents shares of restricted stock that vest based on continued service after meeting threshold corporate performance goals. Shares of restricted stock vest ratably over three years commencing on the third anniversary of the grant date.
(3)	Market value is based on a stock price of $102.49, the closing price of Royal Gold’s common stock on the Nasdaq Global Select Market on June 28, 2019, and the outstanding number of shares of restricted stock.
(4)	Represents maximum TSR and GEO performance shares awarded beginning in August 2015, which will vest upon achievement of target performance or market objectives within three or five years of the grant date, respectively. If target performance or market objectives are not met within three or five years of the grant, the performance stock awards will be forfeited.

52	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 2

(5)	Payout value is based on a stock price of $102.49, the closing price on the Nasdaq Global Select Market on June 28, 2019, and assuming 100% of the performance stock awards shown will vest based on the achievement of target performance objectives. Amounts indicated are not necessarily indicative of the amounts that may be realized by the NEO.
(6)	Stock options and SARs became exercisable on August 16, 2019.
(7)	Two-third of these stock options and SARs became exercisable in equal parts on August 23, 2018, and 2019 the remaining one-third will vest on August 23, 2020. Amounts include 762 stock options and 16,285 SARs for Mr. Jensen; 762 stock options and 5,371 SARs for Mr. Heissenbuttel; 762 stock options and 4,998 SARs for Mr. Isto; and 762 stock options and 4,011 SARs for Mr. Kirchhoff.
(8)	One-third of these stock options and SARs became exercisable on August 21, 2019 and the remaining two-thirds will vest in equal parts on each of August 21, 2020 and 2021. Amounts include 1,286 stock options and 26,724 SARs for Mr. Jensen; 1,286 stock options and 9,434 SARs for Mr. Heissenbuttel; 1,286 stock options and 7,974 SARs for Mr. Isto; and 1,286 stock options and 6,384 SARs for Mr. Kirchhoff. Mr. Breeze did not receive stock options.
(9)	The shares vested on August 26, 2019.
(10)	One-half of the shares vested on August 20,2019.
(11)	One-third of the shares vested on August 16, 2019; the remaining two-thirds will vest in equal parts on each of August 16, 2020 and 2021.
(12)	One-third of the shares will vest on each of August 23, 2020, 2021 and 2022.
(13)	One-third of the shares will vest on each of August 21, 2021, 2022 and 2023.
(14)	Awards will expire on August 21, 2023, if the vesting requirements are not met.
(15)	Awards will expire on August 21, 2021, if the vesting requirements are not met.
(16)	Awards will expire on August 20, 2020, if the vesting requirements are not met.
(17)	Awards will expire on August 16, 2021, if the vesting requirements are not met.
(18)	Awards will expire on August 16, 2019, if the vesting requirements are not met.
(19)	Awards will expire on August 23, 2022, if the vesting requirements are not met.
(20)	Awards will expire on August 23, 2020, if the vesting requirements are not met.
(21)	These SARs will vest and become exercisable in three equal parts beginning on January 2, 2020, 2021 and 2022.
(22)	One-third of the shares will vest on each of January 2, 2022, 2023 and 2024.
(23)	Awards will expire on January 2, 2024, if the vesting requirements are not met.
(24)	Awards will expire on January 2, 2022, if the vesting requirements are not met.
(25)	These shares will vest on January 5, 2020.

Fiscal Year 2019 Option Exercises and Stock Vested

This table provides information on option exercises and the vesting of shares of restricted stock or performance stock awards for each of the NEOs during fiscal year 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Tony Jensen	35,736	2,109,457	17,914	1,397,920
William Heissenbuttel			7,023	547,873
Dan Breeze
Mark Isto			4,471	350,955
Bruce C. Kirchhoff	16,187	839,885	6,315	492,863
(1)	Value realized upon exercise of option awards was computed by subtracting the closing price of the underlying Royal Gold common stock on the date of grant from the market price on the date of exercise and multiplying that number by the number of stock options exercised (or the calculated number of shares received upon a SARs exercise).
(2)	Value realized upon vesting of restricted stock and performance stock awards was computed by multiplying the closing price of the underlying Royal Gold common stock on the Nasdaq Global Select Market on the date that the restricted stock and performance stock awards vested, by the number of restricted stock and performance stock awards that vested.

www.royalgold.com	53

PROPOSAL 2

Potential Payments Upon Termination or Change of Control

Other Employee Benefits

The Company provides certain life, long-term disability, and other insurance benefits to all of its employees. Each of the NEOs shown below would be entitled to certain of these benefits upon termination for death or disability.

The table below shows the estimated payments and benefits for each of our NEOs that would be provided as a result of termination or a Change of Control of the Company, as defined within each NEO’s employment agreement, as amended, and the 2004 LTIP and the 2015 LTIP, as applicable. Calculations for this table assume that the triggering event took place on June 30, 2019, the last business day of our 2019 fiscal year, except as noted. Calculations for combined amounts shown for awards under the Company’s 2004 LTIP and 2015 LTIP are based on the closing price of the Company’s common stock on the Nasdaq Global Select Market on June 28, 2019, which was $102.49.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Name	Cash Compensation ($)	Value of Medical Insurance Continuation ($)	Combined Awards under the 2004 LTIP and the 2015 LTIP			Total ($)
			Restricted Stock ($)	Stock Options and SARs ($)	Performance Stock Awards ($)
Tony Jensen
Involuntary Termination, Voluntary Termination for Good Reason or Company Non-Renewal of Employment Agreement	1,594,333	—	1,976,343	—	—	3,570,676
Involuntary Termination, Voluntary Termination for Good Reason or Company Non-Renewal of Employment Agreement with Change of Control	3,985,833	18,509	3,833,536	—	3,405,486	11,243,365
William Heissenbuttel
Involuntary Termination, Voluntary Termination for Good Reason or Company Non-Renewal of Employment Agreement	862,333	—	782,680	959,289	—	2,604,302
Involuntary Termination, Voluntary Termination for Good Reason or Company Non-Renewal of Employment Agreement with Change of Control	1,319,000	25,222	1,495,637	959,289	1,286,198	5,085,346
Daniel Breeze(1)
Involuntary Termination or Voluntary Termination for Good Reason	29,167	—	20,087	—	—	49,253
Involuntary Termination or Voluntary Termination for Good Reason with Change of Control	751,500	—	122,988	—	122,988	997,476
Mark Isto
Involuntary Termination, Voluntary Termination for Good Reason or Company Non-Renewal of Employment Agreement	732,667	—	670,877	464,726	—	1,868,270
Involuntary Termination, Voluntary Termination for Good Reason or Company Non-Renewal of Employment Agreement with Change of Control	1,099,000	11,281	1,317,611	464,726	847,490	3,740,109
Bruce C. Kirchhoff
Involuntary Termination, Voluntary Termination for Good Reason or Company Non-Renewal of Employment Agreement	727,667	—	659,464	129,533	—	1,516,664
Involuntary Termination, Voluntary Termination for Good Reason or Company Non-Renewal of Employment Agreement with Change of Control	1,091,500	24,562	1,208,460	129,533	1,064,461	3,518,515
(1)	Mr. Breeze’s Employment Agreement is of indefinite term, and termination for non-renewal is not possible.

54	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 2

Other Compensation Matters

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we provide the following information regarding the ratio of the annual total compensation of our President and CEO, Mr. Jensen, to the annual total compensation of our median compensation employee. For fiscal year 2019:

●	Mr. Jensen’s annual total compensation for fiscal year 2019, as reported in the Summary Compensation Table on page 48 of this proxy statement, was $3,874,988;
●	Our median compensation employee’s annual total compensation was $446,083; and
●	The ratio of Mr. Jensen’s annual total compensation to our median compensation employee’s annual total compensation was 8.7

We identified our median compensation employee by examining total cash compensation (salary and short-term cash incentive) paid for fiscal year 2019 to all individuals, excluding Mr. Jensen, who were employed by us on June 30, 2019, the last day of our fiscal year. We examined all of our U.S., Canadian and Swiss employees, other than Mr. Jensen. No assumptions, adjustments or estimates were made in respect of total cash compensation, except that we (a) annualized the compensation of any employee that was not employed with us for all of fiscal year 2019, and (b) applied the average fiscal year 2019 foreign exchange rate to Canadian Dollars and Swiss Francs paid to our Canadian and Swiss employees, respectively. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because all of our employees receive a salary and are eligible for short-term cash incentives, while fewer than all employees are eligible for long-term incentive awards.

After identifying the median compensation employee, we determined the annual total compensation for such employee using the same methodology employed for Mr. Jensen and our NEOs as set forth in the Summary Compensation Table.

We believe the above pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

www.royalgold.com	55

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITORS FOR 2020
The Board of Directors unanimously recommends a vote FOR the Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounts of the Company

The AF Committee and the Board of Directors seek stockholder ratification of the appointment of Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 2020.

The ratification of the appointment of Ernst & Young LLP is submitted to the stockholders because the AF Committee and the Board of Directors believe this to be good corporate practice. Should the stockholders fail to ratify this appointment, the AF Committee will take the voting results under consideration.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and will have an opportunity to respond to appropriate questions from the stockholders.

Vote Required for Approval

The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to ratify the appointment of Ernst & Young LLP.

Independent Registered Public Accounting Firm Fees and Services

Fees for services rendered by Ernst & Young LLP for the fiscal years ended June 30, 2019 and 2018 are as follows:

●	Audit Fees. Audit fees paid to Ernst & Young LLP were $710,748 and $609,872 for the fiscal years ended June 30, 2019 and 2018, respectively. Included in this category are fees associated with the audits of the Company and certain foreign subsidiaries’ annual financial statements and review of the Company’s quarterly financial statements, issuance of consents and review of documents filed with the Securities and Exchange Commission. Audit fees also include fees associated with the audit of management’s assessment and operating effectiveness of the Sarbanes Oxley Act, Section 404, internal control reporting requirements.
●	Audit-Related Fees. There were no audit-related fees paid to Ernst & Young LLP for the fiscal years ended June 30, 2019 and 2018.
●	Tax Fees. Tax fees paid to Ernst & Young LLP for tax-related services were $177,680 and $283,566 for the fiscal years ended June 30, 2019 and 2018, respectively. Included in this category are fees associated with tax compliance, tax return preparation and certain tax consulting services provided to the Company. Of the total tax fees paid during fiscal year 2019, $101,797 was paid for tax compliance and tax return preparation services, and $75,883 was paid for tax consulting services primarily for the Company’s subsidiaries.
●	All Other Fees. Other fees paid to Ernst & Young LLP for the fiscal years ended June 30, 2019 and 2018 were $19,712 and $20,261, respectively. Included in this category are fees associated with the ongoing servicing of the Company’s global mobility policies.

Pre-Approval Policies and Procedures

The AF Committee adopted a policy requiring advance approval for all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the AF Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit and Finance Committee must approve the permitted service before the independent auditor is engaged to perform such service. The AF Committee delegated to the Chairman of the AF Committee authority to approve certain permitted services, provided that the Chairman reports any such decisions to the AF Committee at its next scheduled meeting. The AF Committee pre-approved all of the services described above for the Company’s 2019 fiscal year.

56	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

PROPOSAL 3

Audit and Finance Committee Report

The Audit and Finance Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2019, and the Company’s reporting processes, including internal controls over financial reporting, with the Company’s management. The Audit and Finance Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accountants for fiscal year 2019, the matters required to be discussed by the applicable Public Company Accounting Oversight Board standards. The Audit and Finance Committee also has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Company’s Audit and Finance Committee concerning independence and the Audit and Finance Committee has discussed the independence of Ernst & Young LLP with the Company.

Based on the review and discussions with the Company’s auditors and our management, the Audit and Finance Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 for filing with the United States Securities and Exchange Commission.

This Report has been submitted by the following Independent Directors, who comprise the Audit and Finance Committee of the Board of Directors:

William Hayes, Chairman	Jamie C. Sokalsky	Christopher M.T. Thompson

www.royalgold.com	57

Security Ownership of Certain Beneficial Owners and Management

The following table shows the beneficial ownership, as of September 23, 2019, of the Company’s common stock by each Director, each of the Company’s NEOs, by all of the Company’s Directors and executive officers as a group, and beneficial owners of more than 5% of the Company’s Common Stock, who are known to us based upon our review of documents filed with the SEC. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Tony A. Jensen	41,771	(1)	*
President, Chief Executive Officer and Director
William M. Hayes	7,656		*
Chairman of the Board
C. Kevin McArthur	16,000	(2)	*
Director
Jamie C. Sokalsky	14,356	(2)	*
Director
Christopher M.T. Thompson	42,500	(3)	*
Director
Ronald J. Vance	12,920	(2)	*
Director
Sybil E. Veenman	6,686	(2)	*
Director
William H. Heissenbuttel	110,037	(4)	*
Chief Financial Officer and Vice President Strategy
Dan Breeze	2,970	(5)
Vice President, Corporate Development, RGLD Gold AG
Mark Isto	27,535	(6)	*
Vice President Operations, Royal Gold Corporation
Bruce C. Kirchhoff	58,090	(7)	*
Vice President, General Counsel and Secretary
All Directors and Executive Officers as a Group including those	340,521	(8)	*
named above (11 persons)
Capital World Investors (U.S.)	8,026,591	(9)	12.24%
333 South Hope Street, 55th Floor Los Angeles, CA 90071
The Vanguard Group, Inc.	7,230,223	(10)	11.01%
100 Vanguard Boulevard Malvern, PA 19355
BlackRock Fund Advisors	6,692,212		8.52%
55 East 52nd Street New York, New York 10055
Van Eck Associates Corporation	4,263,844		6.50%
666 Third Avenue – 9th Floor New York, New York 10017
*	Less than 1% ownership of the Company’s common stock.
(1)	Includes 27,032 shares of restricted stock.

58	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

STOCK OWNERSHIP INFORMATION

(2)	Includes 5,186 shares of restricted stock for Messrs. McArthur and Vance and 5,186 shares of restricted stock units for Ms. Veenman and Mr. Sokalsky, vesting of which shares or units is deferred until the Director’s separation from service to the Company, or separation within 12 months of a change in control, in accordance with the terms and conditions of the Company’s Deferred Compensation Plan for Non-Employee Directors adopted July 15, 2017.
(3)	Includes 2,723 restricted stock units, vesting of which units is deferred until the Director’s separation from service to the Company, or separation within 12 months of a change in control, in accordance with the terms and conditions of the Company’s Deferred Compensation Plan for Non-Employee Directors adopted July 15, 2017.
(4)	Includes 9,587 shares of restricted stock, 3,350 restricted stock units, 31,854 SARs, and options to purchase 4,159 shares of common stock that were exercisable as of September 23, 2019, or which become exercisable within 60 days from such date.
(5)	Includes 2,970 restricted stock units.
(6)	Includes 4,340 shares of restricted stock, 8,230 restricted stock units, and options to purchase 5,296 shares of common stock that were exercisable as of September 23, 2019, or which become exercisable within 60 days from such date.
(7)	Includes 9,893 shares of restricted stock, 12,249 SARs, and options to purchase 2,391 shares of common stock that were exercisable as of September 23, 2019, or which become exercisable within 60 days from such date.
(8)	Includes 64,640 shares of restricted stock, 24,922 restricted stock units, 44,103 SARs, and options to purchase 11,846 shares of common stock that were exercisable as of September 23, 2019, or which become exercisable within 60 days from such date.
(9)	As reported by Capital World Investors on Form 13F filed with the SEC on August 14, 2019. As of June 30, 2019, Capital World Investors has shared dispositive power and sole voting authority over 8,026,591 shares of common stock.
(10)	As reported by The Vanguard Group on Form 13F filed with the SEC on August 14, 2019. As of June 30, 2019, the Vanguard Group has sole dispositive power over 7,192,065 shares of common stock, shared dispositive power over 38,158 shares of common stock, and sole voting authority over 34,587 and shared voting authority over 11,654 shares of common stock.
(11)	As reported by BlackRock, Inc. on Form 13F filed with the SEC on August 22, 2019. As of June 30, 2019, BlackRock has sole dispositive power over 6,692,212 shares of common stock, and sole voting authority over 6,421,804 shares of common stock.
(12)	As reported by Van Eck Associates Corporation on Form 13F filed with the SEC on August 7, 2019. As of June 30, 2019, Van Eck Associates Corporation has sole dispositive power and sole voting authority over 4,263,844 shares of common stock.

Equity Compensation Plan Information

The following table sets forth information concerning shares of common stock that are authorized and available for issuance under the Company’s equity compensation plans as of June 30, 2019.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (US$)(b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	372,919	(2)	$77.56	(3)	2,372,748
Equity compensation plans not approved by stockholders(4)	—		—		—
Total	372,919		$77.56		2,372,748
(1)	Represents the Company’s 2004 Omnibus Long-Term Incentive Plan and the Company’s 2015 Omnibus Long-Term Incentive Plan.
(2)	Includes 155,022 shares of common stock issuable upon the vesting of performance stock awards that vest upon the achievement of maximum performance objectives within the contractual life of the respective performance stock award.
(3)	Weighted-average exercise price does not take into account shares of common stock issuable upon vesting of performance stock awards, which do not have exercise prices.
(4)	The Company does not maintain equity compensation plans that have not been approved by its stockholders.

www.royalgold.com	59

Other Business

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his own judgment on such matters.

Stockholder Proposals for the 2020 Annual Meeting

	Proposals to Include in Proxy*	Other Proposals/Nominees to be Presented at the Annual Meeting**
Deadline for proposal to be received by the Company	On or before June 9, 2020 (120 calendar days prior to anniversary of this year’s mailing date)	Between July 23, 2020 and August 22, 2020 (not less than 90 nor more than 120 calendar days prior to the first anniversary of this year’s annual meeting)***
What to include in the proposal	Information required by SEC rules	Information required by our by-laws
Where to send the proposal	By mail to the Company’s principal executive office, directed to: Secretary, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, CO 80202
*	Proposals must satisfy SEC requirements, including Rule 14a-8.
**	Proposals not submitted pursuant to SEC Rule 14a-8 and any director nominees must satisfy the Company’s Bylaw requirements, which are available on our website.
***	If the number of Directors to be elected at the 2020 Annual Meeting is increased and there is no public announcement by the Company specifying the size of the increased Board at least 100 days before November 20, 2020 (which is the first anniversary of the 2019 Annual Meeting), the stockholder’s notice with respect to nominees for any new positions created by such increase must be received not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Annual Report on Form 10-K

Upon the written request of any record holder or beneficial owner of common stock entitled to vote at the Annual Meeting, the Company will provide, without charge, a copy of its Annual Report on Form 10-K including financial statements and any required financial statement schedules, as filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2019. Requests for a copy of the Annual Report should be mailed, faxed, or sent via e-mail to Secretary, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202-1132, 303-595-9385 (fax), or corporatesecretary@royalgold.com.

Stockholders Entitled to Vote as of Record Date

This proxy statement is furnished to holders of Royal Gold, Inc. common stock, par value $0.01 per share (“common stock”), in connection with the solicitation of proxies on behalf of the Board of Directors of Royal Gold, Inc. to be voted at the 2019 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Wednesday, November 20, 2019, at 9:00 a.m. MST. Stockholders of record holding shares of the Company’s common stock at the close of business on September 23, 2019 (the “Record Date”) are eligible to vote at the Annual Meeting and at all postponements and adjournments thereof. There were 65,591,907 shares outstanding on the Record Date.

Internet Availability of Proxy Materials

We use the SEC rules that allow us to furnish proxy materials through a “notice and access” model via the internet. On or about October 7, 2019, we will furnish a “Notice of Internet Availability” to our stockholders of record containing instructions on how to access the proxy materials and to vote. In addition, instructions on how to request a printed copy of these materials may be found in the Notice. For more information on voting your stock, please see “Voting Your Shares” below.

60	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

OTHER INFORMATION

Voting your Shares

Each share of Royal Gold common stock that you own as of the record date entitles you to one vote. If you are a stockholder of record, your proxy card shows the number of shares of Royal Gold common stock that you own. If your stock is held in the name of your broker, bank, or another nominee (a “Nominee”), the Nominee holding your stock should send you a voting instruction form. You may elect to vote in one of three methods:

●	By Phone or internet - You may vote your shares by following the instructions on your notice card, proxy card, or voting instruction form. If you vote by telephone or via the internet, you do not need to return your proxy card.
●	By Mail - If this proxy statement was mailed to you, or if you requested that a proxy statement be mailed to you, you may vote your shares by signing and returning the enclosed proxy card or voting instruction form. If you vote by proxy card, your “proxy” (each or any of the individuals named on the proxy card) will vote your shares as you instruct on the proxy card. If you vote by voting instruction form, the Nominee holding your stock will vote your shares as you instruct on the voting instruction form. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board of Directors: (1) “FOR” the election of Directors as described herein under “Proposal 1 - Election of Directors;” (2) “FOR” a non-binding advisory vote on the compensation of the Named Executive Officers described herein under “Proposal 2 – Advisory Vote on Compensation of Named Executive Officers;” and (3) “FOR” ratification of the appointment of the Company’s independent registered public accountants described herein under “Proposal 3 - Ratification of Appointment of the Independent Auditors for 2020.”
●	In Person - You may attend the Annual Meeting and vote in person, and a ballot will be provided if you wish. If your stock is held in the name of a Nominee, you must present a proxy from that Nominee in order to verify that the Nominee has not voted your shares on your behalf.

Revocation of Proxy or Voting Instruction Form

You may revoke your proxy at any time before the proxy is voted at the Annual Meeting. This can be done by submitting another properly completed proxy card with a later date, sending a written notice of revocation to the Secretary of the Company with a later date, or by attending the Annual Meeting and voting in person. You should be aware, however, that simply attending the Annual Meeting will not automatically revoke your previously submitted proxy; rather, you must notify a Company representative at the Annual Meeting of your desire to revoke your proxy and then vote in person. Written notice revoking a proxy should be sent to the Secretary, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202.

Quorum and Votes Required to Approve Proposals

A majority of the outstanding shares of the Company’s common stock entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of the stockholders. Abstentions and “broker non-votes” will be counted as being present for purposes of determining whether there is a quorum. A “broker non-vote” occurs when a Nominee holding shares for a beneficial owner does not vote those shares on a proposal because the Nominee does not have discretionary voting authority and has not received voting instructions from the beneficial owner with respect to that proposal.

Cumulative voting is not permitted for the election of Directors. Under Delaware law, holders of common stock are not entitled to appraisal or dissenters’ rights with respect to the matters to be considered at the Annual Meeting.

Proposal		Vote Required to Approve Proposals at a Meeting at Which a Quorum Is Present	Broker Non-Votes	Abstentions
1	Election of Class II Director Nominees	The affirmative vote of a majority of the votes cast shall be the act of the stockholders.	No impact on Proposal 1.	No impact on Proposals 1, 2 or 3.
2	Advisory Vote on Executive Compensation	The affirmative vote of a majority of the votes cast shall be the act of the stockholders. However, as discussed in further detail in Proposal 2, this proposal is advisory in nature.	No impact on Proposal 2.
3	Ratification of Auditors	The affirmative vote of a majority of the votes cast shall be the act of the stockholders.	Nominees have the discretion to vote FOR Proposal 3. There will be no broker non-votes.

www.royalgold.com	61

OTHER INFORMATION

Tabulation of Votes

Votes at the Annual Meeting will be tabulated and certified by Broadridge Financial Solutions, Inc.

Solicitation Costs

In addition to solicitation of proxies by mail or by electronic data transfers, the Company’s Directors, officers or employees, without additional compensation, may make solicitations by telephone, facsimile, or personal interview. The Company engaged Saratoga Proxy Consulting LLC, 520 8th Avenue, New York, NY 10018, to assist with the solicitation of proxies for a fee of $15,000, plus expenses. All costs of the solicitation of proxies will be borne by the Company. The Company will also reimburse the banks and brokers for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of shares of common stock.

Eliminating Duplicate Mailings

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials and the Annual Report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents.

To receive a separate copy of the Notice and, if applicable, these proxy materials or the Annual Report, or to receive a separate copy of our proxy materials in the future, stockholders may contact us at the following address:

Bruce C. Kirchhoff
Vice President, General Counsel and Secretary
Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202-1132
303-595-9385 (fax)
corporatesecretary@royalgold.com

Stockholders who hold shares in street name (as described under the heading “Voting Your Shares,” above) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

* * * * * * * * * * * * * *

BY ORDER OF THE BOARD OF DIRECTORS

Bruce C. Kirchhoff Vice President, General Counsel and Secretary

Denver, Colorado
October 7, 2019

62	ROYAL GOLD, INC. | 2019 PROXY STATEMENT

ROYAL GOLD, INC.
1660 WYNKOOP ST., SUITE 1000
DENVER, CO 80202-1132

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 11/19/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 11/19/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees
		For	Against	Abstain
1a.	William M. Hayes	☐	☐	☐

1b.	Ronald J. Vance	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	The approval, on an advisory basis, of the compensation of the Named Executive Officers.	☐	☐	☐

3.	The ratification of the appointment of Ernst & Young LLP as independent registered public accountants of the Company for the fiscal year ending June 30, 2020.	☐	☐	☐

NOTE: In their discretion, the Proxies are also authorized to vote all of the shares of the undersigned upon such other business as may properly come before the Meeting. Management and Directors are not currently aware of any other matters to be presented at the Meeting.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement, Annual Report is/are available at www.proxyvote.com

ROYAL GOLD, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS

The undersigned hereby appoints Bruce C. Kirchhoff and William M. Hayes, or either of them, as attorneys, agents and proxies each with full power of substitution to vote, as designated below, all the shares of Common Stock of Royal Gold, Inc. held of record by the undersigned on September 23, 2019, at the Annual Meeting of Stockholders of Royal Gold, Inc. (the "Meeting") which will be held on November 20, 2019, at the Kimpton Hotel Born, 1600 Wewatta Street, Denver, Colorado 80202, at 9:00 a.m., Mountain Standard Time, or at any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3.

The undersigned acknowledges receipt of this Proxy and a copy of the Notice of Annual Meeting and Proxy Statement, dated October 7, 2019.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side